Exhibit 15.3

TELECOMMUNICATIONS BUSINESS ACT

As partially amended by Act No. 10656 of May 19, 2011

CHAPTER I GENERAL PROVISIONS

Article 1 (Purpose)

The purpose of this Act is to contribute to the promotion of public welfare by encouraging sound development of telecommunications business and ensuring convenience to the users of telecommunications service through proper management of such business.

Article 2 (Definitions)

For the purpose of this Act, [Amended on May 19, 2011] [Enforced on Nov. 20, 2011]

1.	the term “telecommunication” means sending and receiving of sign, wording, sound or image through wired, wireless, optic or other electronic means.

2.	the term “telecommunication facilities” means equipments, devices, lines and other facilities necessary for telecommunication.

3.	the term “telecommunication line facilities means telecommunication line portion of the telecommunication facilities which is necessary for sending, receiving and routing telecommunication and include exchange equipments and other annexed facilities.

4.	the term “commercial telecommunication facilities” means telecommunication facilities for providing telecommunication business.

5.	the term “proprietary telecommunication facilities” means telecommunication facilities other than commercial telecommunication facilities that a person installs for his own telecommunication use.

6.	the term “telecommunication service” means connecting of customer’s communication through the use of telecommunication facilities or providing telecommunication facilities for customer’s communication.

7.	the term “telecommunication business” means the business of providing telecommunication service.

8.	the term “telecommunications business operator” means a person who provides telecommunications service with holding a license or making a registration or report under this Act;

9.	the term “user” means a person who has made a contract for the use of any telecommunications service with the telecommunications business operator in order to receive a provision of telecommunications service; and

10.	the term “universal service” means the basic telecommunications service which any user may receive at reasonable fees anytime and anywhere

11.	the term “key communication service” means the telecommunication service such as telephone and internet services which transmit or receive voice, data, image, etc. without changing their content and the telecommunication service where telecommunication line facilities is lent for transmission and receipt of voice, data, image, etc., provided, however that individual telecommunication services determined and announced by the Korea Communications Commission (individual telecommunication service under Article 6) are excluded.

12.	the term “added telecommunication service” means telecommunication services other than key communication services.

13.	the term “value-added telecommunication services for special types” means as below:

A.	value added telecommunication service for special types of online service providers under Article 104 of the Copyright Act

B.	value added telecommunication service for the purpose of storing or sending information under Article 3(1) of the Framework Act on National Information by using computers among others.

Article 3 (Duty of Providing Services, etc.)

(1) A telecommunications business operator shall not refuse to provide any telecommunications service, without justifiable reasons.

(2) A telecommunications business operator shall guarantee the fairness, speediness and accuracy in performing his business.

(3) A fee for telecommunications service shall be reasonably fixed so as to ensure a smooth development of telecommunications business and to provide the users with convenient and diverse telecommunications services in the fair and inexpensive manner.

Article 4 (Universal Service)

(1) All telecommunications business operators shall have the obligation to provide universal service or to replenish the losses incurred by such provisions.

(2) The Communications Commission may, notwithstanding the provisions of paragraph (1), exempt the telecommunications business operator determined by the Enforcement Decree as a telecommunications business operator for whom an imposition of obligation under paragraph (1) is deemed inadequate in view of the peculiarity of telecommunications service, or the telecommunications business operator whose turnover of telecommunications service is less than the amount as determined by the Enforcement Decree within the limit of 1/100 of total turnover of the telecommunications services, from the relevant obligations.

(3) The details of universal service shall be determined by the Enforcement Decree in consideration of the following matters:

1. Level of the development of information and communications technology;

2. Level of the dissemination of telecommunications service;

3. Public interest and safety;

4. Promotion of social welfare; and

5. Acceleration of informatization.

(4) In order to provide effective, stable universal service, the Korea Communications Commission may, in consideration of size and quality of universal service, level of price and the technical capability of a telecommunications business operator, designate a telecommunications business operator through the method and procedure prescribed by the Enforcement Decree.

(5) Under the method and procedure prescribed by the Enforcement Decree, the Korea Communications Commission may have a telecommunications business operator bear compensation for losses incurred in the course of providing universal service based on the total sales.

CHAPTER II TELECOMMUNICATIONS BUSINESS

SECTION 1 General Provisions

Article 5 (Classification, etc. of Telecommunications Business)

(1) The telecommunications businesses shall be classified into a key communications business, a specific communications business and a value-added communications business.

(2) The key communications business shall be the business to install telecommunication line facilities, and thereby provide telecommunications services such as telegraph and telephone service (hereinafter referred to as the “key communications services”), whose types and contents are determined by the Enforcement Decree, in consideration of impacts on the public interest and national industries and the necessity for stable provision of services.

(3) The specific communications business shall correspond to one of the following subparagraphs:

1. Business which provides a key communications service by making use of telecommunication line facilities, etc. of a person who has obtained a license for key communications business under Article 6 (hereinafter referred to as a “key communications business operator”); and

2. Business which installs the telecommunications facilities in the premises as determined by the Enforcement Decree, and provides a telecommunications service therein by making use of the said facilities.

(4) The value-added communications business shall be the business providing value-added communication services.

SECTION 2 Key Communications Business

Article 6 (License etc. of Key Communications Business Operator)

(1) A person who intends to run a key communications business shall obtain a license from the Korea Communications Commission.

(2) The Korea Communications Commission shall, in granting a license under paragraph (1), comprehensively examine the matters falling under each of the following subparagraphs:

1. financial capability necessary for implementing the key communication service plan;

2. technical capability necessary for implementing the key communication service plan,

3. plans for a user protection;

4. other matters relevant to capacity for providing stable key communication services as determined under the Enforcement Decree of the Act.

(3) The Communications Commission shall set forth the detailed examination criteria by examining item under paragraph (2), period for license and outline of application for license, and make a public announcement thereof

(4) The Korea Communications Commission may, in case where it grants a license for key communications business under paragraph (1), attach the conditions necessary for the promotion of fair competition, protection of users, improvement of service quality and efficient employment of resources for information and communication, in this case such conditions shall be published on its official publication and official webpage.

(5) A person subject to a license under paragraph (1) shall be limited to a juristic person.

(6) Procedures for a license under paragraph (1) and other necessary matters shall be determined by the Enforcement Decree.

Article 7 (Reasons for Disqualification for License)

Persons falling under each of the following subparagraphs shall not be entitled to obtain the license for a key communications business as referred to in Article 6:

1. The State or local governments;

2. Foreign governments or foreign corporations; and

3. Corporations whose stocks are owned by foreign governments or foreigners in excess of the restrictions on stock possessions as referred to in Article 8 (1).

Article 8 (Restrictions on Stock Possessions of Foreign Governments or Foreigners)

(1) The stocks of a key communications business operator (excluding non-voting stocks under Article 370 of the Commercial Act, and including the stock equivalents with voting rights, such as stock depositary receipts, etc. and investment equities; hereinafter the same shall apply) shall not be owned in excess of 49/100 of the gross number of issued stocks, when adding up all of those owned by the foreign governments or foreigners.

(2) A corporation whose largest stockholder is a foreign government or a foreigner (including, throughout this Act, a specially-related person under Article 9(1)1 of the Capital Markets and Financial Investment Business Act) and not less than 15/100 of the gross number of its issued stocks is owned by said foreign government or foreigner (hereinafter referred to as the “fictitious corporation of foreigners”) shall be regarded as a foreigner.

(3) A corporation that owns less than 1/100 of the gross number of stocks issued by a key communications business operator shall not be regarded as a foreigner, even if it is equipped with the requirements as referred to in paragraph (2).

Article 9 (Grounds for Disqualifying Officers)

(1) Any person falling under each of the following subparagraphs shall be disqualified to serve as an officer of any key communications business operator:

1. A minor, an incompetent or a quasi-incompetent;

2. A person who has yet to be reinstated after having been declared bankrupt;

3. A person who has been sentenced to imprisonment without prison labor or a heavier punishment on charges of violating this Act, the Framework Act on Telecommunications, the Radio Waves Act or the Act on Promotion of Information and Communications Network Utilization and Information Protection (excluding matters not directly related to telecommunication business, hereinafter “this Act, etc.”), and for whom three years have yet to pass from the date on which the execution of the sentence is terminated (including a case where the execution of the sentence is deemed to be terminated) or the execution of the sentence is exempted;

4. A person who is in a stay period after having been sentenced to a stay of the execution of the imprisonment without prison labor or a heavier punishment on charges of violating this Act, etc.;

5. A person who has been sentenced to a fine on charges of violating this Act, etc. and for whom one years have yet to pass from the date of such sentence; and

6. A person who has been subject to a disposition taken to revoke all or part of his permission in accordance with Article 20 (1), a disposition taken to revoke his registration in accordance with Article 27 (1) or an order given in accordance with paragraph (2) of the same Article to discontinue his business and for whom three years have yet to pass from the date of such disposition or order. In the case of a corporation, the person refers to the person who commits the act of causing the disposition to revoke permission, the disposition to revoke registration or the order to discontinue business, and its representative.

(2) In the event that any officer is found to fall under each subparagraph of paragraph (1) or is found to fall under each subparagraph of paragraph (1) at the time that he is selected and appointed as an officer, he shall rightly resign from the office.

(3) Any act in which any officer has been involved prior to his resignation under paragraph (2) shall not lose its legal efficacy.

Article 10 (Examination of Public Interest Nature of Stock Acquisition, etc. by Key Communications Business Operator)

(1) The Public Interest Nature Examination Committee (hereinafter referred to as the “Committee”) shall be established in the Korea Communications Commission in order to make an examination regarding whether or not what falls under each of the following subparagraphs impedes the public interests as prescribed by the Enforcement Decree (hereinafter referred to as the “examination of public interest nature”), such as the national safety guarantee and maintenance of public peace and order, etc:

1. Where the principal comes to own not less than 15/100 of the gross number of stocks issued by a key communications business operator, when adding up those owned by the specially-related person as referred to in Article 9 paragraph (1) subparagraph 1 of the Capital Market Integration Act(hereinafter referred to as the “specially-related person”);

2. Where the largest stockholder of a key communications business operator is altered;

3. Where a key communications business operator or any stockholder of a key communications business operator concludes a contract for important management matters as prescribed by the Enforcement Decree, such as the appointment and dismissal of executives and the transfer or takeover, etc. of business of the relevant key communications business operator, with a foreign government or a foreigner; and

4. Other cases as prescribed by the Enforcement Decree, where there exists a change in the stockholders who have de facto management rights of a key communications business operator.

(2) Where a key communications business operator or any stockholder of a key communications business operator comes to fall under each of subparagraphs of paragraph (1), he shall file a report thereon with the Korea Communications Commission within thirty days from the time when such a fact took place.

(3) Where a key communications business operator or any stockholder of a key communications business operator is to come to fall under each of subparagraphs of paragraph (1), he may, prior to the said situation, request the Korea Communications Commission to make an examination as referred to in paragraph (1).

(4) Where the Korea Communications Commission has received a report as referred to in paragraph (2) or a request for examination as referred to in paragraph (3), it shall refer it to the Committee.

(5) Where the Korea Communications Commission judges that there exists a danger of impeding the public interests by the cases falling under each of subparagraphs of paragraph (1) in view of the result of examination as referred to in paragraph (1), it may order the alteration of contract detail and suspension of its implementation, the suspension of exercise of voting rights, or the sale of relevant stocks.

(6) The report as referred to in paragraph (2) or (3), or the scope of key communications business operators to be examined of public interest nature, the procedures for reports and examinations of public interest nature and other necessary matters shall be stipulated by the Enforcement Decree.

Article 11 (Composition and Operation, etc. of Public Interest Nature Examination Committee)

(1) The Committee shall consist of not less than five but not more than ten members including one Chairman.

(2) The Chairman shall be the Vice Chairman of the Korea Communications Commission, and the members shall be the persons commissioned by the Chairman from among the public officials ranking Grade III or higher grade of related central administrative agencies or public officials who belong to senior executive service as specified by the Enforcement Decree of the Act, and falling under each of the following subparagraphs:

1. Persons having profound knowledge and experiences in the information and communications;

2. Persons recommended by the Government-contributed research institutes relating to the national safety guarantee and maintenance of public peace and order;

3. Persons recommended by the nonprofit non-governmental organizations as referred to in Article 2 of the Assistance for Nonprofit Non-Governmental Organizations Act; and

4. Other persons deemed necessary by the Chairman.

(3) The Committee may conduct necessary investigations for the examination of public interest nature, or request the interested parties or the reference witnesses to provide the data. In such case, the relevant interested parties or the reference witnesses shall comply with it unless they have any justifiable reasons.

(4) Where the Committee deems it necessary, it may have the interested parties or the reference witnesses attend the Committee, and hear their opinions. In such case, the relevant interested parties or the reference witnesses shall comply with it unless they have any justifiable reasons.

(5) Matters necessary for the organization or operation, etc. of the Committee shall be prescribed by the Enforcement Decree.

Article 12 (Restrictions, etc. on Stockholders of Excessive Possession)

(1) Where a foreign government or a foreigner has acquired the stocks in contravention of the provisions of Article 8 (1), no voting rights shall be exercised for the stocks under the said excessive possession.

(2) The Korea Communications Commission may order the stockholder who has acquired stocks in contravention of the provisions of Article 86 (1), a key communications business operator wherein exists the said stockholder, or the stock-holder of the fictitious corporation of foreigners, to make corrections in the relevant matters, with specifying the period within the limit of six months

(3) Persons subjected to the order for corrections as referred to in paragraph (2) shall make corrections in the relevant matters within the specified period.

(4) With regard to the stockholder in contravention of the provisions of Article 8 (1), a key communications business operator may refuse any renewals for the excessive portion in the register of stockholders or of members.

Article 13 (Charge for Compelling Execution)

(1) Against the persons who were subjected to the orders as referred to in Articles 10 (5) or 12 (2) or 18 (8)(hereinafter referred to as the “corrective orders”) and has failed to comply with them within the specified period, the Communications Commission may levy the charge for compelling the execution. In such case, the charge for compelling the execution leviable per day shall be not more than 3/1,000 of purchase prices of relevant possessed stocks, but in the case not related with the stock possession, it shall be the amount not exceeding 100 million won.

(2) The period subject to a levy of the charge for compelling the execution as referred to in paragraph (1) shall be from the day next to the date of expiration of the period set in the corrective orders to the date of implementing the corrective orders. In such case, a levy of the charge for compelling the execution shall be made within 30 days from the day next to the expiration date of the period set in the corrective orders, except for the case where there exists a special reason.

(3) Provisions of Article 53 (5) shall apply mutatis mutandis to the collection of the charge for compelling the execution.

(4) Matters necessary for the levy, payment, refund, etc. of the charge for compelling the execution shall be prescribed by the Enforcement Decree.

Article 14 (Issuance of Stocks)

A key communications business operator shall, in a case of an issuance of stocks, issue the registered ones

Article 15 (Obligation of Commencing Business)

(1) A key communications business operator shall install telecommunications facilities and commence business within the period as fixed by the Korea Communications Commission.

(2) The Korea Communications Commission may, in case where the said business operator is unable to commence business within the period under paragraph (1) due to force majeure and other unavoidable reasons, extend the relevant period only once, upon an application of the key communications business operator.

Article 16 (Modification of License)

(1) Where a key communications business operator intends to modify the important matters prescribed by the Enforcement Decree from among the matters licensed under Article 6, he shall obtain a modified license from the Korea Communications Commission, under the conditions as prescribed by the Enforcement Decree. <Amended by Act No. 8867, Feb. 29, 2008>

(2) The provisions of Articles 6 (4) and Article 15 shall be applicable mutatis mutandis to a modified license for change under paragraph (1).

Article 17 (Concurrent Operation of Business)

(1) A key communications business operator shall, in case where he intends to run any of the businesses set forth in the following subparagraphs, obtain approval from the Korea Communications Commission: Provided that, this provision shall not apply to any key communications business operator with less than 30,000,000,000 Korean Won in turnover of services.

1. manufacturing of telecommunications [tools]

2. information and communications work pursuant to paragraph 3 of Article 2 of the Information and Communications Work Business Act (excluding renovation and consolidation work for electronic telecommunications network)

3. services pursuant to subparagraph 6 of Article 2 of the Information and Communications Work Business Act (excluding renovation and consolidation of electronic telecommunications network).

(2) The Korea Communications Commission shall grant approval under paragraph (1), in case where deemed that a key communications business operator is not likely to cause any impediments to the operation of telecommunications service by running a business under paragraph (1), and that it is required for the development of telecommunications.

Article 18 (Takeover of Business and Merger of Juristic Persons etc.)

(1) A person who belongs to any one of the categories set forth in the following paragraphs shall obtain an authorization from the Korea Communications Commission under the conditions as prescribed by the Enforcement Decree: Provided, notwithstanding subparagraph 3 below, that in case that person sells telecommunications circuit installations except the ones prescribed by the Enforcement Decree, he shall report it to the Korea Communications Commission under the conditions as determined by the Enforcement Decree

1. a person who takes or intends to take over the whole or part of a business of a key communications business operator

2. a person who intends to merge with a juristic person which is a key communications business operator

3. a key communications business operator intending to sell the telecommunications circuit installations necessary for provision of key communications service

4. a person who, along with a certain related person intends to become the [largest shareholder of a key communications business operator or own 15% of more of the issued shares of the key communications business operator.

5. a person seeking to acquire control over a key communication business operator by acquiring shares or entering into an agreement, as specified by the Enforcement Decree of the Act

6. a key communication business operator seeking to establish a company to provide part of the key communication services provided under authorization through such company.

(2) The Korea Communications Commission shall, in case where it intends to grant authorization or approval under paragraph (1), comprehensively examine the matters falling under each of the following subparagraphs:

1. Appropriateness of financial and technical capability and business operational capability;

2. Appropriateness of management of resources for information and communications, such as frequencies and telecommunications numbers, etc.;

3. Impact on the competition of key communications business; and

4. Impact on the protection of users and the public interests.

5. Impact on public interests, such as the use of telecommunications facilities and communication networks, efficiency of research and development and international competitive power of the communications industry, etc.

(3) Matters necessary for the detailed examination standards by examination items and the examination procedures, etc. under paragraph (2) shall be fixed and publicly announced by the Korea Communications Commission

(4) A person falling under any of the following shall succeed to the telecommunication licensee status of the key communication business operator:

1. A person who has taken over the business of a key communications business operator by obtaining an authorization under paragraph (1)

2. a juristic person surviving a merger or that established by a merger, or that established by obtaining an authorization under paragraph (2)

3. a company incorporated to provide part of key communication services with the approval under paragraph (1)6

(5) The Korea Communications Commission may, in case where it grants authorization or authorization under paragraph (1), attach conditions under Article 6(4).

(6) The Korea Communications Commission shall, in case where it intends to grant an authorization under paragraph (1), go through a consultation with the Fair Trade Commission. <Amended by Act No. 6230, Jan. 28, 2000; Act No. 8867, Feb. 29, 2008; Act No. 9481, March 13, 2009>

(7) In regard to the criteria for rejection of authorization in paragraph (1), Article 7 shall be applicable mutatis mutandis.

(8) In the event any person/entity subject to Article 1(4) or (5) fails to acquire the permit pursuant thereto, the Korea Communications Commission may order suspension of its voting right or sale of the applicable shares, and if the conditions attached under paragraph (5) are not carried out, may order such performance within a specific time frame. <Newly inserted, Jan.3, 2007; Act No. 8867, Feb. 29, 2008>

(9) A person seeking authorization under paragraph (1) shall not do each of the following:

1. unify communications networks,

2. appoint officers,

3. execute other activities such as transferring, consolidating, entering into contract concerning disposing of facilities or

4. take follow-up measures regarding establishment of a company prior to obtaining such authorization or approval.

Article 19 (Suspension, Closedown of Business or Dissolution of Juristic Persons, etc.)

(1) A key communications business operator shall, in case where he intends to suspend or discontinue the whole or part of a key communications business run by him, as specified by the Enforcement Decree of the Act notify the users at least 60 days prior to the date of termination and obtain approval of such suspension or discontinuation from the Korea Communications Commission.

(2) In the event separate measures of protection is deemed to be necessary for the protection of users upon suspension or discontinuance of the relevant key communications business, the Korea Communications Commission may order such measures (including assistance for membership change, bearing expenses, termination of membership) to be taken. (3) The Korea Communications Commission shall, in case where an application for approval or authorization under paragraph (1) is made, and where deemed that suspension, discontinuance of relevant business or a dissolution of a juristic person is likely to hamper the public interests, not grant the relevant approval or authorization.

Article 20 (Cancellation of License, etc.)

(1) The Korea Communications Commission may, in case where a key communications business operator falls under any one of the following subparagraphs, cancel the relevant license or give an order to suspend the whole or part of business with fixing a period of no more than one year, provided that the license shall be cancelled entirely or partially if paragraph 1 is applicable:

1. Where he has obtained a license by deceit and other illegal means;

2. Where he has failed to implement the conditions under Articles 6 (4) and 18 (5);

3. Where he has failed to observe the orders under Article 12 (2);

4. Where he has failed to commence business within the period under Article 15 (1) (in case of obtaining an extension of the period under Article 15 (2), the extended period);

5. Where he has failed to comply with the standardized use contract, that is authorized or reported under Article 28 (1) and (2); and

6. Where he fails to comply with an order for correction under Article 52 (1) or Article 92 (1) without any justifiable reasons.

(2) Criteria and procedures for the dispositions under paragraph (1) and other necessary matters shall be determined by the Enforcement Decree.

SECTION 3 Specific Communications Business and Value-Added Communications Business

Article 21 (Registration of Specific Communications Business Operator)

(1) A person who intends to operate a specific communications service shall register the following matters with the Korea Communications Commission (including registration through information network) under the conditions as determined by the Enforcement Decree:

1. Financial and technical capability;

2. Plans for a user protection; and

3. Business plans, etc. and other matters as determined by the Enforcement Decree.

(2) The Korea Communications Commission may, upon receipt of the registration of a specific communications business under paragraph (1), attach the conditions necessary for the promotion of fair competition, protection of users, improvement of service quality and efficient employment of resources for information and communication.

(3) A person subject to the registration of specific communications business under paragraph (1) shall be limited to a juristic person.

(4) A person who registered his specific communications business under paragraph (1) (hereinafter referred to as a “specific communications business operator”) shall commence operation within 1 year from the registration date.

(5) Procedures and requirements for the registration under paragraph (1) and other necessary matters shall be determined by the Enforcement Decree.

Article 22 (Report, etc. of Value-Added Communications Business Operator)

(1) A person who intends to run a value-added communications business shall report to the Korea Communications Commission (including reports via information network), according to the requirements and procedures as prescribed by the Enforcement Decree: Provided, That this shall not apply to a case where the size of the operating telecommunications facilities is a small value-added communication business matching the criteria prescribed by the Enforcement Decree.

(2) Notwithstanding Paragraph 1, a person who intends to run a value-added communications business shall register under the Korea Communications Commission (including reports via information network), by fulfilling below each item: [Newly inserted on May 19, 2011] [Enforced on Nov. 20, 2011]

1.	enforcement of technical measures for performance of the Article 42, 42-2, 42-3, and 45 of the Act on Promotion of Utilization of Information System and Protection of Information and Article 104 of Copyright Act;

2.	personnel and physical facilities necessary for work performance;

3.	financial health; and

4.	other matters determined by the Presidential Decree such as business plan.

(3) When the Korea Communications Commission has received an application for registration of value-added communications business pursuant to paragraph (2), the Commission may add conditions necessary for the performance of a plan pursuant to subparagraph (1) of the same paragraph. <Newly Inserted on May 19, 2011><Enforcement Date: Nov. 20, 2011>

(4) When a key communications business operator seeks to operate value-added communication services, such value-added communication services are deemed to have been registered. <Amended on May 19, 2011><Enforcement Date: Nov. 20, 2011>

(5) A person who reported value-added communications business under the first part of paragraph (1) and a person who registered value-added communications business under paragraph (2) shall commence operation within 1 year from the reporting or registration date. <Amended on May 19, 2011><Enforcement Date: Nov. 20, 2011>

(6) A report pursuant to the former part of paragraph (1), registration requirements and procedures pursuant to paragraph (2) and other necessary matters shall be determined by the Presidential Decree. <Newly Inserted on May 19, 2011><Enforcement Date: November 20, 2011>

Article 22-2 (Reasons for Disqualification from Registration)

Any person or legal entity not exceeding three years from the date of registration cancelation pursuant to Article 27(2) or a person who was the majority shareholder of such corporation (investors determined by the Presidential Decree) at the time of such cancelation may not make a registration pursuant to Article 22(2).

<This Article Newly Inserted: May 19. 2011><Enforcement Date: Nov. 20, 2011>

Article 23 (Modification of Registered or Reported Matters)

Specific communications business operator a person who has made a report of a value-added communications business operator under the earlier part of Article 22(1) or has registered value-added communications business under paragraph (2) of the same Act shall, when he intends to modify the matters as determined by the Enforcement Decree from among the relevant registered or reported matters, make in advance a modified registration or modified report (including modified registration or modified report through information network) to the Korea Communications Commission under the conditions as prescribed by the Enforcement Decree. <Amended on May 19, 2011><Enforcement Date: Nov. 20, 2011>:

Article 24 (Transfer or Takeover, etc. of Business)

In case where there exists a transfer or takeover of the whole or part of a specific communications business or a value-added communications business, or a merger or succession of a juristic person which is a specific communications business operator or a value-added communications business operator (a person who has reported value-added communications services pursuant to the first part of Article 22(1), has registered value-added communications services pursuant to paragraph (2) of the same Act, or is deemed to have made such reporting under the latter part of paragraph (1) or paragraph (4) of the same Article, hereinafter refer to the same)), each of the following persons shall make the report thereon (including reports through information network) to the Korea Communications Commission, according to the requirements and procedures as prescribed by the Enforcement Decree <Amended on May 19, 2011><Enforcement Date: Nov. 20, 2011>:

1. a person who has taken over the relevant business,

2. the juristic person surviving the merger, the juristic person founded by the merger, or

3. the successor to the business in question

Article 25 (Succession of Business)

In case where there have existed a transfer or takeover of a specific communications business or a value-added communications business, a merger of a juristic person which is a specific communications business or a value-added communications business operator, or a succession of a value-added communications business, under Article 24, each of the following persons shall succeed to the status of a former specific communications business operator or a value-added communications business operator.

1. a person who has taken over the business,

2. a juristic person surviving a merger, or a juristic person founded by a merger or

3. a successor <

Article 26 (Suspension or Closedown, etc. of Business)

(1) A specific communications business operator or a value-added communications business operator shall, in case where he intends to suspend or close down the whole or part of his business, in a manner determined in the Enforcement Decree of the Act, notify the relevant contents to the users of relevant services, and report thereon to the Korea Communications Commission (including reports through information network) not later than thirty days prior to the slated date of the relevant suspension or closedown In this case, the business shall not be maintained for more than 1 year.

(2) Where a juristic person which is a specific communications business operator or a value-added communications business operator is dissolved for reasons other than a merger, a relevant liquidator (referred to a trustee in a bankruptcy, when it is dissolved by bankruptcy) shall report thereon without delay to the Korea Communications Commission(including reports through information network).

Article 27 (Cancellation of Registration and Order for Closedown of Business)

(1) The Korea Communications Commission may, when a specific communications business operator falls under any of the following subparagraphs, cancel his registration wholly or partially, or suspend his business wholly or partially by specifying the period of not more than one year: Provided, That when he falls under the subparagraph 1, the Korea Communications Commission shall cancel his registration:

1. Where he makes a registration by deceit and other illegal means;

2. Where he fails to implement the conditions under Article 21 (2);

3. Where he fails to commence business within one year from the date on which a registration was made under Article 21 (4), or in violation of the latter part of Article 26(1) continually suspends business operation for not less than one year;

4. Where he fails to comply with an order under Article 52 (1) or an order for correction Article 92 (1) without any justifiable reasons;

(2) The Korea Communications Commission may, when a value added communications business operator falls under any of the following subparagraphs, issue an order to him for a closedown of the whole or part of business (in case of a special type of value-added telecommunications business operator, the cancelation of the whole or part of the registration) or for a suspension of the whole or part of business by specifying a period of not more than one year: Provided, That where he falls under any one of the following subparagraphs, the said Minister shall issue an order to him for a closedown of whole or part of business <Amended on May 19, 2011><Enforcement Date: Nov. 20, 2011>:

1. Where he makes a report or registration by deceit and other illegal means;

2. Where he fails to perform conditions under Article 22(3);

3. Where he fails to commence the business within one year from the reporting or registration date under Article 22(5), or in violation of the latter part of Article 26(1) suspend the business operation for not less than one year;

4. Where he fails to comply with an order under Article 52 (1) or a correction order under Article 92 (1) without any justifiable reasons;

5. Where he fails to comply with an order under Article 64(4) of the Act on Promotion of Information and Communications Network Utilization and Information Protection, etc. without any justifiable reasons; and

6. Where a person who had been punished by a fine for negligence more than three times pursuant to Article 142(1) and Article 142(2)3 became subject to the disposition of fine for negligence again and where the Minister of Culture, Sports and Tourism requests after the deliberation of the Korea Copyright Commission pursuant to Article 112 of the same Act.

(3) Criteria and procedures for dispositions taken under paragraph (1) or (2) and other necessary matters shall be determined by the Ordinance of the Ministry of Information and Communication.

CHAPTER III TELECOMMUNICATIONS SERVICE

Article 28 (Report, etc. of Standardized Use Contract)

(1) A key communications business operator shall set forth the fees and other terms for use by service with respect to the telecommunications service which he intends to provide (hereinafter referred to as the “standardized use contract”), and report thereon (including a modified report) to the Korea Communications Commission.

(2) Notwithstanding paragraph (1), in a case of a key communications service whose size of business and market share correspond to the standards as determined by the Enforcement Decree, it shall obtain an authorization of the Korea Communications Commission (including a modified authorization), provided that, any decrease in the service-specific charges included the approved standard terms and conditions of usage shall be reported to the Korea Communications Commission.

(3) In regard to the main body of paragraph (2), the Korea Communications Commission shall authorize the standardized use contract, if it falls under the criteria of every following subparagraph:

1. Fees for telecommunications service shall be reasonably calculated considering but not limited to costs of supply, profits, classification of costs/ profits by labor, cost savings achieved by methods of provision of labor, and effects on fair competitive environments;

2. Matters concerning the responsibility of key communications business operators and relevant users, cost-sharing methods concerning the installation work of telecommunications facilities and other works shall not be unreasonably disadvantageous to users.

3. Forms of use of telecommunication line facilities by other telecommunications business operators or users shall not be unduly restricted;

4. Undue discriminatory treatments shall not be made to specific persons; and

5. Matters on securing the important communications under Article 85 shall take into consideration matters such as achieving efficient performance of State’s function.

(4) A person intending to acquire the approval under paragraph (!) and (2) or file a report with respect to the telecommunications services shall submit the supporting data for calculation of fee (including subscription fee, basic fee, usage fee, value-added service fee, and actual expense). In case of business change, a table comparing the old (before change) and new (after change) supporting data should be submitted to the Korea Communications Commission for comparison.

(5) Details necessary and not otherwise specified in paragraphs (1) through (4) in regard to the scope of and procedures of reporting and authorization shall be specified under the Enforcement Decree of the Act.

Article 29 (Reduction or Exemption of Fees)

A key communications business operator may reduce or exempt the fees for telecommunications service under the conditions prescribed by the Enforcement Decree, such as national security guarantee, disaster relief, social welfare and public interest.

Article 30 (Restriction on Use by Others)

No person shall intermediate other’s communications or provide for other’s communications by making use of telecommunications services provided by a telecommunications business operator: Provided, That the same shall not apply to the case falling under any of the following subparagraphs:

1. Where it is needed to ensure the prevention and rescue from disaster, traffic and communication, and the supply of electricity, and to maintain order in a national emergency situation;

2. Where telecommunications services are incidentally rendered to clients while running a business other than the telecommunications business;

3. Where it is allowed to use on a trial basis for the purpose of developing and marketing telecommunications facilities, such as terminal devices, etc. which enable to use the telecommunications services;

4. Where any user permits any third party to use to the extent that the latter does not use repeatedly; and

5. Where it is necessary for the public interests or where the business run by any telecommunications business operator is not impeded, which is prescribed by the Enforcement Decree.

Article 31 (Use of Transmission or Line Equipment, etc.)

(1) The composite cable TV business operator, transmission network business operator, or relay cable broadcasting business operator under the Broadcasting Act may provide the transmission or line equipment or the cable broadcasting equipment possessed under the methods prescribed by the Enforcement Decree to the key communications business operators.

(2) The composite cable TV business operator, transmission network business operator, or relay cable broadcasting business operator under the Broadcasting Act shall, when he intends to provide value-added communications services by making use of the transmission or line equipments or cable broadcasting equipments, make a report thereon to the Korea Communications Commission pursuant to Article 22.

(3) The provisions of Articles 33-5 through 35 and 37 shall be applicable mutatis mutandis to the transmission or line equipment or cable broadcasting facilities under paragraph (1).

(4) The provisions of Article 28 (2) through (7) of the Framework Act on Telecommunications shall be applicable mutatis mutandis to the offer of services under paragraph (2).

Article 32 (Protection of Users)

(1) A telecommunications business operator shall take a prompt measure on the reasonable opinions or dissatisfactions raised by the users with respect to the telecommunications service. In this case, if it is difficult to take a prompt measure, he shall notify the users of the reasons thereof and the schedule for measures.

(2) Compensations for the damages incurred by the occurrence of reasons causing the opinions or dissatisfactions under paragraph (2) and by the delay of relevant measures shall be made pursuant to Article 33.

(3) A telecommunications business operator providing key communications services shall subscribe a guarantee insurance with the person designated by the Korea Communications Commission as beneficiary in an amount determined in accordance with the criteria specified under the Enforcement Decree of the Act and not exceeding the aggregate prepaid phone service charges to be received prior to providing prepaid phone services to be able to compensate losses to users arising from not being able to provide services after receiving service charges in advance, provided that the foregoing requirement may be waived in the case specified under the Enforcement Decree of the Act where such telecommunications business operator’s financial capacity and services charges are taken in consideration

(4) The person designated as beneficiary under paragraph (3) shall distribute insurance proceeds received under the guarantee insurance under paragraph (#) to users who have not received services after paying services charges in advance.

(5) Details necessary in regard to the subscription, renewal and distribution of insurance proceeds under paragraph (3) and (4) shall be specified in the Enforcement Decree of the Act.

Article 33 (Compensation for Damages)

A telecommunications business operator shall make compensations when he inflicts any damages on the users in the course of providing telecommunications services: Provided, That if such damages are the results of force majeure, or of intent or negligence of the users, the relevant liability for compensations shall be reduced or exempted.

CHAPTER IV PROMOTION OF COMPETITION AMONG THE TELECOMMUNICATIONS BUSINESS

Article 34 (Promotion of Competition)

(1) The Korea Communications Commission shall exert efforts to construct an efficient competition system and to promote fair competitive environments, in the telecommunications services. <Amended by Act No. 8867, Feb. 29, 2008>

(2) The Korea Communications Commission shall conduct annual evaluation of competition system with respect to key communications business in order to construct an efficient competition system and to promote fair competition in the telecommunication services industry pursuant to paragraph 1 above. <Amended by Act No. 8867, Feb. 29, 2008>

(3) The specific evaluation standards, procedure and method for evaluating competition system under paragraph 2 above shall be prescribed by the Enforcement Decree. <Amended by Act No. 8867, Feb. 29, 2008>

[This Article Newly Inserted by Act No. 5220, Dec. 30, 1996]

Article 35 (Provision of Facilities, etc.)

(1) A key communications business operator or an institution constructing, operating and managing road, railroad, subway, water supply/sewage, electric poles, cables, telecommunications line facilities (“facility management institution”) may, upon receipt of a request for the provision of conduit line, common duct, electric poles, cables, operation sites and other facilities (including telecommunication facilities, hereinafter the same) or facilities (“facilities, etc.” from other key communications business operator, provide the facilities, etc. by concluding an agreement with him.

(2) A key communications business operator falling under any of the following subparagraphs shall, upon receipt of a request under paragraph (1), provide the telecommunications facilities by concluding an agreement, notwithstanding the provisions of paragraph (1), provided that the foregoing is not applicable in case there is a usage plan, etc. of the facility management institution:

1. A key communications business operator who possesses the equipments which are indispensable for other telecommunications business operators in providing the telecommunications services; and

2.	Each of the following facility management institutions owning conduit line, common duct, electric pole, cable and other facilities, etc.

A. the Korea Expressway Corporation organized under the Korea Highway Corporation Act

B. the Korea Water Resources Corporation organized under the Korea Water Resources Corporation Act

C. the Korea Electric Power Corporation organized under the Korea Electric Power Corporation Act

D. the Korea Rail Network Authority organized under the Korea Rail Network Authority Act

3.

E. local public enterprises under Local Public Enterprise Act

F. municipalities under Local Autonomy Act

G. the Regional Construction Management Administration under the Road Act

3. A key communications business operator whose business scale and market shares, etc. of key communications services are equivalent to the criteria as determined by the Enforcement Decree.

(3) The Korean Communications Commission shall set forth and publicly notify the scope of facilities, etc., the conditions, procedures and methods for the provision of facilities, and the standards for calculation of prices under paragraphs (1) and (2). In this case, the scope of facilities, etc. to be provided under paragraph (2) shall be determined in view of the demand for facilities, etc. by the key communications business operators falling under each subparagraph of the same paragraph.

(4) A key communications business operator in receipt of provisions of the telecommunications facilities may install the apparatus enhancing the efficiency of the relevant facilities, within the limit necessary for the provision of the licensed telecommunications services.

(5) For efficient use and management of facilities, etc., the Korea Communications Commission may request data on facilities, etc., from telecommunications business operators and facility management institutions in a manner specified under the Enforcement Decree of the Act. In this case, the pertinent telecommunications business operator or facility management institution shall honor such demand unless there are reasonable grounds for not doing so.

(6)	For provision of facilities, etc. under paragraphs (1) and (2), the Korea Communications Commission may appoint an expert institution.

(7)	Details necessary for appointment and operation guidelines for expert institutions under paragraph (6) shall be determined and announced by the Korea Communications Commission.

Article 36 (Joint Utilization of Subscriber’s Lines)

(1) A key communications business operator shall, in case where other telecommunications business operators as determined and publicly noticed by the Korea Communications Commission have made a request for a joint utilization with respect to the lines installed in the section from the exchange facilities directly connected with the users to the users (hereafter in this Article, referred to as the “subscriber’s lines”), allow it.

(2) The Korea Communications Commission shall set forth and publicly notify the scope of joint utilization of the subscriber’s lines under paragraph (1), its conditions, procedures and methods, and the standards for calculation of prices.

Article 37 (Joint Utilization of Radio Communications Facilities)

(1) A key communications business operator may, upon receipt of a request for the joint utilization of radio communications facilities (hereinafter referred to as the “joint utilization”) from other key communications business operators, allow it by concluding an agreement. In this case, the prices for the joint utilization among the key communications business operators as set forth and publicly notified by Korea Communications Commission shall be computed and settled accounts by a fair and reasonable means.

(2) The key communications business operators as determined and publicly notified by the Korea Communications Commission shall, upon receipt of a request for the joint utilization from other key communications business operators as determined and publicly notified by the Korea Communications Commission, allow it by concluding an agreement, notwithstanding the provisions of paragraph (1), in order to enhance the efficiency of the telecommunications business and to protect the users.

(3) The Korea Communications Commission shall set forth and publicly notify the standard for computing the prices for joint utilization under the latter part of paragraph (1) and its procedures and payment methods, etc., and the scope of joint utilization under paragraph (2), its conditions, procedures and methods, and the computation of prices, etc.

Article 38 (Wholesale Provision of Telecommunication Services)

(1) Upon request from other telecommunication business operator, a key communications business operator may enter into an agreement to allow such telecommunication business operator to resell the telecommunication services it provides to users (“resale”) by providing such services to such other telecommunication business operator or permitting part or all of the telecommunication facilities necessary for such provision of telecommunication services (“wholesale provision”).

(2) To encourage competition in the telecommunication industry, the Korea Communications Commission may, upon request from a telecommunication business operator, designate and announce telecommunication s services (“designated wholesale services”) of a key communications business provider which would need to enter into an agreement for wholesale provision (“designated wholesale provider”). In this case, designated wholesale services of the designated wholesale provider shall be selected from telecommunication services of key communications business providers satisfying the criteria specified in the Enforcement Decree of the Act which would take into consideration business size and market share.

(3) After evaluating the competition status of the communications market each year, if the Korea Communications Commission determines that the competition in the telecommunications industry has increased to the degree where the sufficient wholesale of telecommunications services have been provided or the set criteria are not met, it may withdraw its designation of designated wholesale services of the designated wholesale provider.

(4) The Korea Communications Commission shall determine and announce the terms and conditions of the wholesale provision when the designated wholesale provider enters into an agreement about the designated wholesale services. In this case, the consideration shall be calculated on the basis of subtracting avoidable costs (costs that the key communications business operator can avoid when not providing services directly to users) from retail prices of the designated wholesale services.

(5) Upon request for wholesale provision from other telecommunications business operator, a key communications business operator shall enter into an agreement within 90 days unless there are special reasons and shall report such agreement to the Korea Communications Commission in a manner specified in the Enforcement Decree of the Act within 30 days from the execution of such agreement. The same applies in the case of a change or abolition of the agreement.

(6) An agreement under paragraph (5) shall satisfy the criteria announced by the Korea Communications Commission under paragraph (4).

[Paragraph (2) through (4) shall be effective until March 22, 2013 under the Article 2 of the Addenda to the Act No. 10166 (2010.3.22)]

Article 39 (Interconnection)

(1) A telecommunications business operator may allow the interconnection by concluding an agreement, upon a request from other telecommunications business operators for an interconnection of telecommunications facilities.

(2) The Korea Communications Commission shall set forth and publicly notify the scope of interconnections of telecommunications facilities, the conditions, procedures and methods, and the standards for calculation of prices under paragraph (1).

(3) Notwithstanding the provisions of paragraphs (1) and (2), the key communication business operators falling under any of the following subparagraphs shall allow the interconnection by concluding an agreement, upon receipt of a request under paragraph (1):

1. A key communications business operator who possesses such facilities as are indispensable for a provision of telecommunications services by other telecommunications business operators; and

2. A key communications business operator whose business size of key communications services and the ratio of market shares are compatible with the standards as determined by the Enforcement Decree.

Article 40 (Prices of Interconnection)

(1) Prices for using the interconnection shall be calculated by a fair and proper means and deducted from each other’s accounts. The detailed standards for such calculation, their procedures and methods shall be governed by the standards of Article 39 (2).

(2) A key communications business operator may deduct the prices for interconnection from each other’s accounts under the conditions as prescribed by the standards under Article 39 (2), if he suffers any disadvantages due to the causes of no liability on his part, in the method of interconnection, the quality of connected conversations, or the provision of information required for interconnection, etc.

Article 41 (Joint Use, etc. of Telecommunications Facilities)

(1) A key communications business operator may allow an access to or a joint use of the telecommunications equipment or facilities by concluding an agreement, upon receipt of a request from other telecommunications business operators for an access to or a joint use of the telecommunications equipment or facilities such as pipes, cables, poles, or stations of the relevant key communications business operator, for the establishment or operation of facilities required for interconnection of telecommunications facilities.

(2) The Korean Communications Commission shall set forth, and make a public notice of, the scope, conditions, procedures and methods for an access to or a joint use of telecommunications equipment or facilities, and the standards for computation of prices under paragraph (1).

(3) Notwithstanding the provisions of paragraph (1), a key communications business operator falling under any of the following subparagraphs shall allow an access to or a joint use of the telecommunications equipment or facilities under paragraph (1) by concluding an agreement, upon a receipt of request under paragraph (1):

1. A key communications business operator who possesses such facilities as are indispensable for a provision of telecommunications services by other telecommunications business operators; and

2. A key communications business operator whose business size of key communications services and the ratio of market shares are compatible with the standards as determined by the Enforcement Decree.

Article 42 (Provision of Information)

(1) A key communications business operator may provide requested information by concluding an agreement, upon a receipt of request from other telecommunications business operators for a provision of information related to technological information or the user’s personal matters which are required for a provision of telecommunications facilities, interconnection, or joint use, etc. and imposition and collection of fees and a guide to the telecommunications number.

(2) The Korean Communications Commission shall set forth, and make a public notice of, the scope, conditions, procedures and methods for a provision of information, and the standards for computation of prices under paragraph (1).

(3) Notwithstanding the provisions of paragraph (1), a key communications business operator falling under any of the following subparagraphs shall provide the requested information by concluding an agreement, upon a receipt of request under paragraph (1):

1. A key communications business operator who possesses such facilities as are indispensable for a provision of telecommunications services by other telecommunications business operators; and

2. A key communications business operator whose business size of key communications services and the ratio of market shares are compatible with the standards as determined by the Enforcement Decree.

(4) A key communications business operator under paragraph (3) shall set forth the technical standards required for a use by other telecommunications business operators or users by means of a connection of a monitor and other telecommunications equipment on the relevant telecommunications facilities, the standards for use and provision, and other standards required for a creation of fair competitive environments, and make a public notice thereof by obtaining approval from the Korea Communications Commission.

Article 43 (Prohibition of Information Diversion)

(1) A telecommunications business operator shall not divulge any information concerning an individual user which has been obtained due to a provision of his own service, a provision of facilities, etc., wholesale provision, an interconnection or joint use, etc. Provided, That the same shall not apply, when there exists the consent of the principal or the case under a lawful procedure pursuant to the provisions of the Acts.

(2) A telecommunications business operator shall use the technological information or personal data of users obtained under Article 42(1) and (3) within the context of purposes thereof, and may not use it unjustly, or provide it to the third parties.

Article 44 (Report, etc. of Agreement on Interconnection, etc.)

(1) A key communications business operator and facility management institution shall conclude an agreement under Article 35 (1) and (2), the earlier part of 37 (1), 39 (1), 41 (3) or 42 (1) within ninety days unless there exist any special reasons and report it to the Korea Communications Commission in a manner specified in the Enforcement Decree of the Act within 30 days from the execution of such agreement, upon receipt of a request from other telecommunications business operators for a provision, a joint utilization, an interconnection or a joint use, etc. of telecommunications facilities, or a provision of information. The same applies in the case of a change or abolition of the agreement.

(2) Notwithstanding the provision of paragraph (1), in case of an agreement in which a key communications business operator under the latter part of Article 37 (1) and (2), Articles 39 (3), 41 (3), and 42 (3) is a party concerned, shall enter into an agreement within 90 days upon receipt of the request, unless there is a special reason, and the key communications business operator receiving the request shall apply for authorization to the Korea Communications Commission in a manner specified in the Enforcement Decree of the Act within 30 days from the execution of the Agreement and reveal the contents of the agreement within 30 days from the authorization date. The same applies in the case of a change or abolition of the agreement

(3) The agreement under paragraphs (1) and (2) shall meet the standards which are publicly notified by the Korea Communications Commission under Articles 35 (3), 37 (3), 39 (2), 41 (2)or 42 (2).

(4) The Korea Communications Commission may, if any application for authorization referred to in paragraph (2) needs supplemented, order such application for authorization supplemented for a fixed period.

(5) The agreement under Articles 41 (1) and 42 (1) may be concluded by an inclusion in the agreement under Article 39 (1).

Article 45 (Ruling of the Korea Communications Commission)

(1) A telecommunications business operator or user may request to the Korea Communications Commission for an arbitration if they fail to agree on are not able to agree on any of the following:

1. indemnification under Article 33

2. execution of an agreement within a 90-day period regarding provision of facilities, etc. interconnection, joint use or provision of information, etc.

3. performance or indemnification under an agreement regarding provision of facilities, etc. interconnection, joint use or provision of information, etc

4. other disputes concerning telecommunications business or matters specified as subject to the Korea Communications Commission’s ruling under other bodies of law

(2) Upon receipt of the request under paragraph (1), the Korea Communications commission shall notify the parties of that fact and set a timeline for providing them with a chance to make their cases, provided that the foregoing is not applicable if a relevant party does not submit to the procedures without any justifiable reason.

(3) The Korea Communications Commission shall make a ruling within 90 days from the request for arbitration provided that such period may be extended by one additional 90-days upon the resolution of the Korea Communications Commission if it is not possible to make a ruling within the original 90-day period for any unavoidable reason.

(4) If any part to the arbitration files a suit during the arbitration proceeding, the Korea Communications Commission the Korea Communications Commission shall suspend the arbitration proceeding and notify the other party of that fact. The same applies if it is found out that a lawsuit was filed prior to the receipt of request for arbitration.

(5) When it has made a ruling for the request made under paragraph (1), the Korea Communications Commission shall provide such written ruling to the parties without delay.

(6) Within 60 days from the date on which the originals of written ruling of the Korea Communications Commission were sent to the parties, if no lawsuit regarding the dispute between the parties to the arbitration has been filed or such lawsuit has been withdrawn or the parties clearly indicate their acceptance of the ruling to the Korea Communications Commission, an agreement equivalent to the contents of the ruling shall be deemed to have been made.

Article 46 (Solicitation for Outside Arbitration)

If the Korea Communications Commission, upon receiving request for arbitration under Article 45(1), deems that it is inappropriate to conduct arbitration or is necessary for other reasons, it may form a separate commission for each dispute and solicit for outside arbitration.

Article 47 (Demand for Attendance, Hearing, etc.)

When necessary for proceeding with the arbitration case, the Korea Communications Commission may on its own motion or upon request from a party take any of the following actions:

1. demand for attendance of a party or witness and hold a hearing

2. demand for appraisal to an appraiser

3. demand for submission of documents or objects relevant for the dispute and provisional seizure of the documents or objects so submitted.

Article 48 (Management Plan for Telecommunications Number)

(1) The Korea Communications Commission shall formulate and enforce the management plan for telecommunications number, in order to make an efficient provision of telecommunications service, and the promotion of user’s convenience and of the environments of fair competition among telecommunications business operators.

(2) The Korea Communications Commission shall, when he has formulated the plans under paragraph (1), make a public notice thereof. This shall also apply to any alterations in the established plan.

(3) A telecommunications business operator shall observe the matters publicly noticed under paragraph (2).

Article 49 (Accounting Adjustment)

(1) A key communications business operator shall adjust the accounting, prepare a business report for the preceding year by the end of within 3 months after the end of each fiscal year, and submit it to the Korea Communications Commission, under the conditions as determined by the Enforcement Decree, and keep the related books and authoritative documents.

(2) The Korea Communications Commission shall, when it intends to determine the matters of accounting adjustments under paragraph (1), go in advance through a consultation with the Minister of Strategy and Finance.

(3) The Korea Communications Commission may verify contents of any business report submitted by any key communications business operator in accordance with paragraph (1).

(4) The Korea Communications Commission may, if it is necessary to conduct the verification referred to in paragraph (3), order the relevant key communications business operator to submit related material or launch inspection necessary to ascertain the facts.

(5) The Korea Communications Commission shall, when it intends to launch inspection in accordance with paragraph (4), notify the relevant key communications business operator of the plans of such inspection including inspection period, reasons, and contents of the inspection within seven (7) days prior to the scheduled date of inspection.

(6) A person verifying the contents pursuant to paragraph (4) shall present the proof of the authorization therefor and give documents indicating his name, stay period and purpose of entrance to related party at the time of his first entrance.

Article 50 (Prohibited Act)

(1) A telecommunications business operator shall not commit any of the following acts (hereinafter referred to as “prohibited act”) which undermines or is feared to undermine fair competition or users’ interests, or have other telecommunications business operators or the third parties commit such act:

1. Act of imposing unfair or unreasonable condition or restriction in a provision, a joint utilization, a joint using, an interconnection, a joint use or a wholesale provision of facilities, etc. or a provision of information, etc.;

2. Act of unfairly refusing a conclusion of agreement, or act of non-performance of the concluded agreement without any justifiable reasons in a provision, a joint utilization, a joint using, an interconnection, a joint use or a wholesale provision of facilities, etc. or a provision of information, etc.;

3. Act of unfairly diverting the information of other telecommunications business operators to his own business activities, which have been known to him in the course of a provision, a joint utilization, a joint using, an interconnection, a joint use or a wholesale provision of facilities, etc., or a provision of information, etc.;

4. Act of computing the fees, etc. for a use of telecommunications services, or the prices for a provision, a joint utilization, a joint using, an interconnection, a joint use or a wholesale provision of facilities, etc. or a provision of information, by unfairly itemizing the expenses or revenues;

5. Act of rendering the telecommunications services in a manner different from the standardized use contract (the standardized use contract refers to only those of which was reported or approved as pursuant to the Article 28 (1) and (2)) or act of rendering the telecommunications services in a manner which significantly undermines the profits of users;

6. Act of setting and maintaining the compensation for a provision, a joint utilization, a joint using, an interconnection, a joint use or a wholesale provision of facilities, etc. or a provision of information, unreasonably high compared to its supply costs

7. Act of refusing or restricting fair allocation of income in a transaction where telecommunications services using the radio waves assigned under the Act on Radio Waves are to be used to provide digital contents

(2) When any person acting on behalf of any telecommunications business operator under a contract therewith in executing contracts between such telecommunications business operator and its users (including making any amendment to such contracts) commits any act falling under paragraph (1)5, his act shall be deemed the act committed by such telecommunications business operator and only the provisions of Articles 52 and 53 shall apply to such act: Provided, That the same shall not apply to a case where the relevant telecommunications business operator has paid reasonable attention to the prevention of such act.

(3) Necessary matters concerning categories of and standards for the prohibited act referred to in paragraph (1) shall be prescribed by the Enforcement Decree.

Article 51 (Investigation of Fact)

(1) In the event the Korea Communications Commission believes that activities in violation of Article 50(1) have been committed, it may order the relevant public official belonging to the Korea Communications Commission to conduct investigation thereof.

(2) The Korea Communications Commission may order public officials belonging to the Korea Communications Commission to enter into the offices or workplaces of the telecommunications business operators or the workplaces of the persons entrusted with handling of the business of telecommunications business operators (limited, throughout this Article, to telecommunications business operators entrusted with work related to Article 50) and inspect books, documents and other data and objects.

(3) In the event any investigation is to be conducted pursuant to paragraph (1), the Korea Communications Commission shall notify the relevant telecommunications business operator at least seven (7) days prior to the expected date of investigation with information on the duration, purpose and content of the investigation. Provided, this provision may not apply in the event of emergency or if there is risk that the evidence will be destroyed.

(4) A person who investigates by visiting the offices or workplaces of the telecommunications business operators, or the workplaces of the persons handling, under an entrustment, the business of telecommunications business operators, under paragraph (2) shall carry a certificate indicating the authority, and present it to the persons concerned. He also should be accompanied by the person of the corresponding offices or workplaces.

(5) A public official who investigates pursuant to paragraph (2) may order telecommunications business operators or persons entrusted with handling of the business of telecommunications business operators to submit any necessary information or object. In the event there is a possibility of abandonment, concealment, or replacement of the information or object so submitted, the public official may temporarily take them into custody.

(6) The Korea Communications Commission shall immediately return the information or object under its custody if it falls under any one of the following:

1. It is deemed, after an examination of the information or object under the custody, that it has no relevance to the current investigation.

2. The purpose of investigation is fully accomplished so that keeping the information or object under its custody is no longer necessary.

Article 52 (Measures on Prohibited Acts)

(1) The Korea Communications Commission may order any telecommunication business operator to take the measures falling under each of the following subparagraphs when it is recognized that any act in violation of paragraph 1 of Article 50 has been committed:

1. Separation of the supply system of telecommunications service;

2. Change of internal accounting regulations, etc. concerning telecommunications service;

3. Disclosure of information concerning telecommunications service;

4. Conclusion, performance or change of contents of the agreement between the telecommunications business operators;

5. Change of the standardized use contract and the articles of incorporation of the telecommunications business operators;

6. Suspension of prohibited acts;

7. Public announcement of a fact of receiving a correction order due to committing the prohibited acts;

8. Measures necessary for restoring the violated matters due to the prohibited acts to their original status, such as the removal of telecommunications facilities which have caused the prohibited acts;

9. Improvement of business conduct procedures regarding telecommunications service;

10 Prohibition of soliciting new users (for a period not exceeding 3 months and limited to cases where the same violation has occurred for 3 times or more despite sanctions under paragraph 1 through 9 or where such sanctions are deemed insufficient to prevent harm to users); and

11. Such other matters prescribed by the Enforcement Decree as may be necessary for the measures referred to in subparagraphs 1 through 10.

(2) The telecommunications business operators shall execute any order issued by the Korea Communications Commission under paragraph (1) within the period specified by the Enforcement Decree: Provided, That the Korea Communications Commission may extend the relevant period only once, if it is deemed that the telecommunications business operators are unable to carry out the order within the specified period due to natural disasters and other unavoidable causes.

(3) The Korea Communications Commission shall, before ordering the measures under paragraph (1), notify the parties concerned of the content of relevant measures, and provide them with an opportunity to make a statement within a specified period, and may hear, where deemed necessary, demand for attendance of an interest party or witness, hearing or appraiser by an appraiser.: Provided, That this shall not apply when the parties concerned fail to respond without any justifiable reasons. >

(4) In the event five (5) years have passed from the date on which any acts committed in violation of paragraph 1 of Article 50 have been terminated, the Korea Communications Commission shall not order any measures pursuant to paragraph 1 or impose a penalty surcharge pursuant to Article 53. Provided, this provision under this paragraph 4 of Article 37-1 shall not apply if any measure or imposition of penalty surcharge is cancelled by court order and a new measure is to be taken pursuant to that court order.

Article 53 (Imposition, etc. of Penalty Surcharge on Prohibited Acts)

(1) The Korea Communications Commission may, in case where there exists any act in violation of paragraph 1 of Article 50, impose a penalty surcharge not exceeding 3/100 of the turnover as prescribed by the Enforcement Decree on the relevant telecommunications business operator. If the telecommunications business operator refuses to submit the data used for calculation of the amount of turnover or submits erroneous data, an estimate of the amount can be assessed based on the financial statement of those who provide similar services in the same industry (accounting documents, number of subscribers, usage fee and business operation status): Provided, That where there is no turnover or it is difficult to calculate the turnover as prescribed by the Enforcement Decree, it may impose the penalty surcharge not exceeding one billion won.

(2) The Korea Communications Commission may impose on a key communications business operator that submits a business report under Article 49 a find up to 3% of its revenue as determined in a manner specified under the Enforcement Decree of the Act if it commits any of the following:

1. failure to submit a business report under Article 49 or to abide by an order to submit relevant information

2. omission of a material item or inclusion of a false statement in a business report under Article 49

3. failure to adjust the accounting or keep the related books and authoritative documents in violation of Article 49(1)

(3) The Korea Communications Commission shall, in the event of imposing a penalty surcharge under paragraph (1) or (2), take each of the following into consideration.

1. details of violation and the extent thereof

2. duration and frequency of violation

3. amount of profit obtained in connection with the violation

4. the amount of turnover obtained as a result of the prohibited activities of the telecommunications business operator.

(4) A penalty surcharge under paragraph (1) or (2) shall be calculated taking paragraph (3) into consideration, provided specific calculation standard and procedure shall be set forth by the Enforcement Decree. <Newly Inserted by Act No. 6230, Jan. 28, 2000; Act No. 6822, Dec. 26, 2002, Mar. 29, 2007; Amended by Act No. 8198, Jan.3, 2007; Act No. 8324, March 29, 2007 >

(5) The Korea Communications Commission shall, where a person liable to pay a penalty surcharge under paragraph (1) or (2) fails to do so by the payment deadline, collect an additional due equivalent to 6/100 per year, with respect to the penalty surcharge in arrears, from the day following the expiry of such payment deadline.

(6) The Korea Communications Commission shall, where a person liable to pay a penalty surcharge under paragraph (1) or (2) fails to do so by the payment deadline, demand him to pay it with fixing a period, and if he fails to pay the penalty surcharge and an additional due under paragraph (5) within the fixed period, collect them according to the example of a disposition taken to collect the national taxes in arrears.

(7) In the event the penalty surcharge imposed under paragraph (1) or (2) is to be returned pursuant to the court order, an additional due equivalent to 6/100 per year with respect to the penalty surcharge in arrears(accrued from the day of payment to the day of payment) shall be paid.

Article 54 (Relations with Other Acts)

In case where a measure is taken under Article 52 or a penalty surcharge is imposed under Article 53 against the acts in violation of paragraph (1) of Article 53, a corrective measure or an imposition of penalty surcharge under the Monopoly Regulation and Fair Trade Act shall not be made under the same grounds against the same acts of the relevant business operator.

Article 55 (Compensation for Damages)

In case where a correction measure has been taken under Article 52 (1), a person who is damaged by the prohibited act may claim for compensation against the telecommunications business operator who conducted the prohibited act, and the relevant telecommunications business operator may not shirk liability unless he can prove that there was no malicious intention or negligence.

Article 56 (Quality Improvement of Telecommunications Services)

(1) A telecommunications business operator shall endeavor to make a quality improvement of the telecommunications services he provides.

(2) The Korea Communications Commission shall devise the required policy measures, such as an evaluation of quality of the telecommunications services, in order to improve a quality of telecommunications services and to enhance the conveniences of users.

(3) The Korea Communications Commission may order the telecommunications business operator to furnish data necessary for an evaluation of quality of the telecommunications services, etc. under paragraph (2).

Article 57 (Prior Selection Systems)

(1) The Korea Communications Commission shall perform the systems in which the users may select in advance the telecommunications business operator from whom they desire to receive the telecommunications service (hereinafter referred to as the “prior selection systems”). In this case, the telecommunications service shall refer to the telecommunications service as determined by the Enforcement Decree from among the same telecommunications service provided by the plural number of telecommunications business operators.

(2) The telecommunications business operator shall not force the users to select in advance a specified telecommunications business operator, or commit the acts to recommend or induce by unlawful means.

(3) The Korea Communications Commission may, for the purpose of performing the prior selection systems efficiently and neutrally, designate the specialized institutes performing the registration or alteration affairs of the prior selection (hereinafter referred to as the “prior selection registration center”).

(4) The Korea Communications Commission shall determine and publicly notify the matters necessary for performing the prior selection systems and for the designation of the prior selection registration center and the method of dealing with its affairs, etc.

Article 58 (Mobility of Telecommunication Numbers)

(1) The Korea Communications Commission may, in order that the users are able to maintain their previous telecommunications numbers despite of the changes of the telecommunications business operators, etc., devise and perform the plans for mobility of telecommunications numbers (hereafter in this Article, referred to as the “plans for mobility of numbers”).

(2) The plans for mobility of numbers shall contain the contents falling under any of the following subparagraphs:

1. Kinds of services subject to the mobility of telecommunications numbers;

2. Time for introduction by service subject to the mobility of telecommunications numbers; and

3. Matters on sharing the expenses required for the performance of mobility of telecommunications numbers by telecommunications business operator.

(3) The Korea Communications Commission may, in order to perform the plans for mobility of numbers, order the relevant telecommunications business operators to take the necessary measures.

(4) The Korea Communication Commission may designate an institution specializing in the work of registration and alteration of the mobility of numbers (hereinafter referred to as the “mobility of numbers management institution”) to efficiently and neutrally implement the mobility of numbers of the telecommunications.

(5) The Korea Communication Commission shall prescribe and publish necessary matters concerning the implementation of the mobility of numbers of the telecommunications, the designation of any mobility of numbers management institution and its work, etc.

Article 49 (Restrictions, etc. on Mutual Possession of Stocks)

(1) Where a key communications business operator falling under Article 39 (3) 1 or 2 (including the specially-related persons) possesses in excess of 5/100 of the gross number of voting stocks issued by the mutually different key communications business operators, shall not be allowed to exercise any voting rights with regard to the stocks in excess of the relevant ceiling.

(2) Provisions of paragraph (1) shall not apply to the relation of possessions between a key communications business operator falling under Article 39 (3) 1 or 2 and the key communications business operator established by the said key communications business operator by becoming the largest stockholder.

Article 60 (Provision of Number Guidance Service)

(1) The telecommunications business operator shall provide an information service of guiding the general public to the telecommunications numbers of the users by means of voice, booklets or Internet, etc. (hereinafter referred to as the “number guidance service”) by obtaining a consent of the users: Provided, That the same shall not apply to the minor business determined and publicly announced by the Korea Communications Commission by taking account of the numbers of the users and the turnovers, etc.

(2) If necessary for the protection of private personal information, the Korea Communications Commission may limit the provision of the number guidance service. < Newly inserted. Jan. 3, 2007; Amended by Act No. 8867, Feb. 29, 2008>

(3) Matters necessary for a provision of the number guidance service may be stipulated by the Enforcement Decree.

CHAPTER V TELECOMUNICATIONS FACILITIES

Section 1. Commercial Telecommunication Facilities

Article 61 (Maintenance and Repair of Telecommunications Facilities)

For stable provision of its telecommunications services, a telecommunications business operator shall maintain and repair the telecommunications facilities it provides up to technical specifications specified under the Enforcement Decree of the Act for stable supply of telecommunications.

Article 62 (Report and Authorization of Telecommunications Facilities Installation)

(1) When a key communications business operator seeks to install or modify a significant telecommunications facilities, it shall report it to the Korea Communications Commission in a manner specified under the Enforcement Decree of the Act, provided that for the telecommunications facilities installed for the first time for new telecommunication technology, an authorization from the Korea Communications Commission shall be obtained in a manner specified in the Enforcement Decree of the Act.

(2) The scope of significant telecommunications facilities under paragraph (1) shall be determined and announced by the Korea Communications Commission.

Article 63 (Joint Installation of Telecommunications Facilities)

(1) A key communications business operator may agree with another key communications business operator to jointly install and use telecommunications facilities.

(2) When key communications business operators negotiate with each other under paragraph (1), the Korea Communications Commission may conduct a research on necessary information and provide it to them in a manner specified under the Enforcement Decree of the Act.

(3) For efficient research under paragraph (2), the Korea Communications Commission may engage an expert institution in the telecommunications area to conduct such research in a manner specified under the Enforcement Decree of the Act.

(4) The Korea Communications Commission may recommend joint installation of telecommunications facilities under paragraph (1) to key communications business operators in a manner specified under the Enforcement Decree in any of the following cases:

1. where no agreement is reached under paragraph (1) and request is made by one of the key communications business operators

2. where it is deemed necessary for the public good

(5) If a key communications business operator fails to reach an agreement on the use of land or buildings owned by the government, public agencies under the Act on the Management of Public Agencies (“public agencies” in this Article) or another key communications business operator when such use is necessary for joint installation of telecommunications facilities, it may request for help from the Korea Communications Commission on use of such land or building.

(6) Upon receiving the request for help under paragraph (5), the Korea Communications Commission may make a demand to the head of the government entities, municipalities, public agencies or the other key communications business operator for reaching an agreement with the use of relevant land or building with the key communications business operator making the request for help, in this case the head of the government entities, municipalities, public agencies or the other key communications business operator shall make such agreement unless there is a justifiable reason.

Section 2. PROPRIETARY TELECOMMUNICATIONS FACILITIES

Article 64 (Installation of Proprietary Telecommunications Facilities)

(1) A person seeking to install proprietary telecommunications facilities shall make a report to the Korea Communications Commission in a manner specified under the Enforcement Decree of the Act. The same applies when an important aspect of reporting items as specified under the Enforcement Decree is sought to be modified.

(2) Notwithstanding paragraph (1), in case of wireless proprietary telecommunications facilities and military telecommunications facilities and others where other bodies of law are applicable, such bodies of law shall be applicable.

(3) A person who has made a report on installation or modification of proprietary telecommunications facilities under paragraph (1) shall receive confirmation from the Korea Communications Commission in a manner specified under the Enforcement Decree of the Act when such installation or modification construction is complete and before commencement of its use.

(4) Notwithstanding paragraph (1), certain proprietary telecommunications facilities specified under the Enforcement Decree of the Act may be installed without filing a report.

Article 65 (Restriction on Non-Proprietary Use)

(1) A person who has installed proprietary telecommunications facilities may not use such facilities to interconnect other’s communication or operate it outside its installation purposes, provided that the foregoing is not applicable in cases where other bodies of law have special provisions of any of the following is applicable:

1. use by a person in law enforcement of disaster rescue industries for law enforcement or emergency rescue operation

2. use by a specially related person of the installer of proprietary telecommunications facilities as announced by the Korea Communications Commission

(2) A person who has installed proprietary telecommunications facilities may provide telecommunications facilities such as conduit line to a key communications business operator In a manner specified under the Enforcement Decree of the Act.

(3) Articles 35, 44 (excluding paragraph (5) and 45 through 47 shall be applicable in case of provision of facilities under paragraph (2).

Article 66 (Securing Communication Lines in Case of Emergency)

(1) When a war, accident or natural disaster or other national emergency has happened or is likely to happen, the Korea Communications Commission may order a person who has installed proprietary telecommunications facilities to engage in telecommunications services or other important communications services or connect the telecommunications facilities to other telecommunications facilities. In this case, Articles 28 through 55 shall be applicable.

(2) When the Korea Communications Commission deems necessary for the purposes of paragraph (1), may order a key communications business operator to handle such task.

(3) The costs of performing the task or interconnecting facilities under paragraph (1) shall be borne by the government, provided that when proprietary telecommunications facilities are used for telecommunications services, the key communications business operator receiving such service shall bear its costs.

Article 67 (Order on the Person Installing Proprietary Telecommunications Facilities, Etc.)

(1) When a person who has installed proprietary telecommunications facilities fails to abide by the Act or order under this Act, the Korea Communications Commission may order a corrective measure to be carried out within a specific time frame.

(2) If a person who has installed proprietary telecommunications facilities falls under any of the following, the Korea Communications Commission may order a cessation of use for a period not exceeding one year:

1. failure to carry out the corrective order under paragraph (1)

2. use of proprietary telecommunications facilities without receiving confirmation in violation of Article 64(3)

3. interconnection of other’s communication or use of proprietary telecommunications facilities outside its installation purposes in violation of Article 65(1)

(3) When the Korea Communications Commission deems that proprietary telecommunications facilities are interfering with other’s telecommunications or likely to harm other’s telecommunications facilities, it may order the person who installed such facilities to stop using, modify, repair or take other corrective measures.

Section 3. INTEGRATED MANAGEMENT OF TELECOMMUNICATIONS FACILITIES, ETC.

Article 68 (Installation of Common Duct or Conduit Line, etc.)

(1) A person installing or arranging any of the following (“facility installer”) shall solicit and reflect an opinion from a key communications business operator about installing a common duct or conduit line for telecommunications facilities, provided that the forgoing obligation does not apply when there is a special reason for not being able to honor the key communications business operator’s opinion.

1. road under Article 2(1)1 of the Road Act

2. railroad under Article 2(1) of the Railroad Enterprise Act

3. urban railroad under Article 3(1) of the Urban Railroad Act

4. industrial complex under Article 2(5) of the Industrial Sites and Development Act

5. free trade zone under Article 2(1) of the Act on Designation and Management of Free Trade Zone

6. airport area under Article 2(9) of the Aviation Act

7. port area under the Harbor Act

8. other facilities or land as specified under the Enforcement Decree of the Act

(2) An opinion set forth by key communications business operator about installation of common duct or conduit line under paragraph (1) shall satisfy the installation requirements for common duct specified under the Enforcement Decree of the Act.

(3) Articles 35, 44 (excluding paragraph (5) and 45 through 47 shall be applicable in case of provision of facilities under paragraph (2) shall be applicable to provision of common duct or conduit line installed under paragraph (1).

(4) When a facility installer is unable to reflect the opinion of key communications business operator under paragraph (1), it shall notify the key communications business operator of the reason for such inability within 30 days from the receipt of such opinion.

(5) When a facility installer does not reflect the opinion of key communications business under paragraph (1), the key communications business operator may ask for reconciliation from the Korea Communications Commission.

(6) When attempting reconciliation upon receipt of the reconciliation request under paragraph (5), the Korea Communications Commission shall consult with the head of relevant administrative organization in advance.

(7) Details necessary for reconciliation under paragraphs (5) and (6) shall be specified under the Enforcement Decree of the Act.

Article 69 (Installation of Telecommunication: Line Facilities for Internal Routing, etc.)

(1) A building under Article 2(1)2 of the Building Act shall install telecommunication line facilities for internal routing and set aside a certain area for connection with telecommunication grid facilities.

(2) Details on the scope of building, standards for installing telecommunication line facilities and the setting aside of a certain area for connection with telecommunication grid facilities shall be specified under the Enforcement Decree of the Act.

Article 70 (Integrated Management of Telecommunications Facilities, Etc.)

(1) For efficient management and operation of telecommunications facilities, the Korea Communications Commission may allow a key communications business operator designated in accordance with the criteria and procedures specified under the Enforcement Decree of the Act (“integrated telecommunications operator”) to manage telecommunications facilities installed under this Act or other bodies of law and the relevant land, building or fixtures (“telecommunications facilities, etc.” on an integrated basis.

(2) When the Korea Communications Commission seeks to allow for integrated management of telecommunications facilities, etc. under paragraph (1), it shall establish a telecommunications facilities integrated management plan (“ integrated management plan”), consult with the head of relevant administrative agencies, have it approved by the President after passing the cabinet review.

(3) An integrated management plan shall have the following:

1. subject, method and procedures of integration

2. management of telecommunications facilities, etc. for the post-integration period

3. other matters specified under the Enforcement Decree of the Act

(4) When it the Korea Communications Commission seeks to establish an integrated management plan, it shall consult with the installers of the telecommunications facilities to be integrated in advance.

Article 71 (Purchase of Telecommunications Facilities, Etc.)

(1) An integrated telecommunications operator may, when necessary for integrated management of telecommunications facilities, etc., request purchase of the relevant telecommunications, etc. In this case, the owners of the telecommunications facilities may not refuse such request without any justifiable reason.

(2) When purchase request is made by an integrated telecommunications operator under paragraph (1), telecommunications facilities, etc. directly or publicly owned by the government may be sold to the integrated telecommunications operator notwithstanding Article 27 of the State Properties Act or Article 19 of the Public Property and Commodity Management Act integrated telecommunications operator. In this case, details necessary for the calculation of sales price, sales procedures, payment of sales price, etc. shall be specified under the Enforcement Decree of the Act.

(3) Articles 67(1), 70, 71, 74, 75, 75-2, 76, 77 and 78(5) through (7) of the Act on the Acquisition of Land, etc. for Public works and the Compensation Therefor shall be applicable for the calculation of sales price, sales procedures, payment of sales price, etc. of the telecommunications facilities, other than those directly or publicly owned by the government. purchased by an integrated telecommunications operator.

Section 4. Installation and Preservation of Telecommunications Facilities

Article 72 (Use of Land, etc.)

(1) A key communications business operator may, when necessary for the installation of line tracks, aerial lines and the appurtenant facilities to be available for telecommunications service (hereinafter referred to as the “line tracks, etc.”), make use of others’ land, or buildings and structures appurtenant thereto, and surface and bottom of the water (hereinafter referred to as the “land, etc.”). In this case, a key communications business operator shall make a consultation with owners or possessors of the relevant land, etc. in advance.

(2) Where a consultation under paragraph (1) is not or cannot be made, a key communications business operator may use the land, etc. owned by others, pursuant to the Act on the Acquisition of Land, etc. for Public Works and the Compensation therefor.

Article 73 (Temporary Use of Land, etc.)

(1) A key communications business operator may, when necessary for the measurement of line tracks, etc. and the installation or preservation works of the telecommunications facilities, temporarily use the private, national or public telecommunications facilities, and the land, etc., within the limit of not substantially impeding a current use.

(2) No one may, without any justifiable reason, interfere with the temporary use of telecommunications facilities, and land, etc., for the purposes of the measurement of line tracks, etc. and the installation or preservation works of the telecommunications facilities under paragraph (1).

(3) A key communications business operator shall, when intending to temporarily use the private, national or public property under paragraph (1), notify the possessors, in advance, of the purposes and period of such use: Provided, That in case where it is difficult to make a prior notification, a prompt notification shall be made during or after its use, and in case where such notification may not be made due to an obscurity of address and whereabouts of possessors, a public notice thereof shall be made.

(4) The temporary period of use of the land, etc. under paragraph (1) shall not exceed six months.

(5) A person who temporarily uses the private, national or public telecommunication facilities or the land, etc. under paragraph (1) shall carry the certificate indicating the authority, and present it to the persons related.

Article 74 (Entry to Land, etc.)

(1) A key communications business operator may enter others’ land, etc., when necessary for a measurement, examination, etc., for the installation and preservation of his telecommunications facilities: Provided, That in case where the place intended for such entry is a residential building, a consent from residents shall be obtained.

(2) No one may, without any justifiable reason, interfere with the temporary entry of telecommunications facilities, and land, etc., for the purposes of the measurement, examination, etc., for the installation and preservation of telecommunications facilities under paragraph (1).

(3) Article 73(3) and (5) shall be applicable in regard to providing notice and showing an identification when a person doing measurement or examination under paragraph (1) enters private or public land, etc.

Article 75 (Request for Elimination of Obstacles, etc.)

(1) A key communications business operator may request the owners or possessors of gas pipes, water pipes, drain pipes, electric lamp lines, electricity lines or private telecommunications facilities, which impede or are likely to impede the installation of line tracks, etc. or telecommunications facilities themselves (hereinafter referred to as the “obstacles, etc.”), for the removal, remodeling, repair and other measures with respect to the relevant obstacles, etc.

(2) A key communications business operator may request the owners or possessors to remove the plants, when they may impede or are likely to impede the installation or maintenance of line tracks, etc. or telecommunications themselves.

(3) A key communications business operator may, when the owners or possessors of the plants do not comply with the request under paragraph (2) or there exist any other unavoidable reasons, fell or transplant the relevant plants by obtaining permission from the Korea Communications Commission. In this case, a prompt notification shall be made to the owners or possessors of the relevant plants.

(4) The owners or possessors of the obstacles, etc., which impede or are likely to impede the telecommunications facilities of a key communications business operator, shall make a consultation in advance with the key communications business operator, when they are in need of a new construction, enlargement, improvement, removal or alteration of the relevant obstacles, etc.

Article 76 (Obligation for Restoration to Original State)

A key communications business operator shall restore the relevant land, etc. to its original state, when a use of the land, etc. under Articles 72 and 73 is finished or a need of providing the land, etc. for telecommunications service is gone, and in case where a restoration to the original state becomes impossible, make a proper compensation for damages suffered by the owners or possessors.

Article 77 (Compensation for Damages)

A key communications business operator shall, in case of incurring damages on others in case of Article 73 (1), 74 (1) or 75, make a proper compensation to the suffered person.

Article 78 (Procedures for Compensation for Damages on Land, etc.)

(1) When a key communications business operator compensates under Article 76 or 77 for any of the following reasons, it shall consult with the person has incurred losses.

1. temporary use of land under Article 73(1)

2. entry in land, etc. under Article 74(1)

3. moving, modifying repairing obstacles or plans under Article 75

4. inability to restore to the original state under Article 76

(2) When a consultation under paragraph (1) is not or cannot be made, an application for adjudications shall be filed with the competent Land Expropriation Commission under the Act on the Acquisition of Land, etc. for Public Works and the Compensation therefor.

(3) Except for those as otherwise prescribed by this Act, the provisions of the Act on the Acquisition of Land, etc. for Public Works and the Compensation therefor shall be applied mutatis mutandis to the criteria, methods and procedures regarding a compensation for damages, etc. to the land, etc. under paragraph (1), and an application for adjudications under paragraph (2).

Article 79 (Protection of Telecommunications Facilities)

(1) No person shall destruct the telecommunications facilities, and obstruct the flow of telecommunications by impeding the function of telecommunications facilities by means of having other objects contact them or by any other devices.

(2) No person shall stain the telecommunications facilities or damage the measurement marks of the telecommunications facilities by means of throwing objects to the telecommunications facilities or fastening an animal, vessel or a log raft thereto.

(3) A key communications business operator may, if necessary for the protection of submarine communications cable and their peripheral equipment (the “Submarine Cable”), file an application to the Korea Communications Commission for the designation of alert areas for the Submarine Cable.

(4) Upon receiving an application pursuant to paragraph (3), the Korea Communications Commission may consider the necessity of such designation and may designate and publicly notify the alert areas for the Submarine Cable through consultation with the relevant state administrative agency.

(5) Designation applications, methods and procedures of such designation and its public notification, and methods of alert area indication shall be determined by the Enforcement Decree.

Article 80 (Moving of Facilities, etc.)

(1) The owners or possessors of the land, etc. may, in case where the telecommunications facilities of a key communications business operator have become an obstacle to a use of the land, etc. due to changes in the purpose of use or in the methods of using the land, etc. where such facilities are located, or the land adjacent to it, request a key communications business operator to move the telecommunications facilities, and take other measures necessary for removing the obstacles.

(2) A key communications business operator shall, upon receipt of a request under paragraph (1), take necessary measures, except for the cases where such measures are difficult to be taken for a business performance or technologies.

(3) Expenses necessary for taking the measures under paragraph (2) shall be borne by the person who provided the cause for the move or taking other measures necessary for removing the obstacles after the installation of the subject telecommunication facilities: Provided, That in the event the person who bears the expenses is the owner or possessor of the land and falls under any one of the following subparagraphs, the key communication business operator may reduce or exempt the person’s expenses, considering the indemnification amount paid at the time of installation of the telecommunication facilities and the amount of time it took to build the telecommunication facilities:

1. where the key communication business operator establishes and implements a plan to move the telecommunication facilities or remove other obstacles;

2. where the moving the telecommunication facilities or removal of other obstacles is beneficial to other telecommunication facilities;

3. where the state or a local autonomous entity demands such moving of telecommunication facilities or removal of other obstacles; or

4. where the telecommunication facilities within private land are being removed because they greatly obstruct the use of such land.

Article 81 (Cooperation of Other Organizations, etc.)

A key communications business operator may ask the related public agencies for a cooperation, in case where the operation of vehicles, vessels, airplanes and other carriers for the installation and preservation of his telecommunications facilities is necessary. In this case, the public agency in receipt of a request for cooperation shall comply with it, unless there exist any justifiable reasons.

Article 82 (Inspection Report, Etc.)

(1) When necessary for establishing telecommunication policies and other cases specified under the Enforcement Decree of the Act, the Korea Communications Commission may inspect the facility status, accounting books and documents of installers of telecommunications facilities or demand them to make a report on the facilities.

(2) When there is an installer telecommunications facilities in violation of this Act, the Korea Communications Commission may order the removal of the relevant facilities or other necessary actions.

CHAPTER VI SUPPLEMENTARY PROVISIONS

Article 83 (Protection of Communication Secrecy)

(1) No person shall infringe on or divulge the secrecy of communication dealt with by telecommunications business operator.

(2) A person who is or has been engaged in the telecommunications service shall not divulge others’ secrecy obtained with respect to communication while in office.

(3) A telecommunications business operator may comply with a request for the perusal or the provision of the data falling under each of the following subparagraphs (hereinafter referred to as the “supply of communication data”) from a court, a prosecutor, the head of an investigation agency (including the head of any military investigation agency, the commissioner of the National Tax Service and the commissioners of regional Tax Offices); hereinafter the same shall apply) and the head of an intelligence and investigation agency, who intends to collect information or intelligence for the purpose of the prevention of any threat to a trial, an investigation (including an investigation of any transgression taken place during commission of any crime falling under Article 10(1), (3) or (4) of the Punishment of Tax Evaders Act), the execution of a sentence or the guarantee of the national security:

1. Names of users;

2. Resident registration numbers of users;

3. Addresses of users;

4. Phone numbers of users;

5. IDs of users (referring to the identification codes of users that are used to identify the rightful users of computer systems or communications networks); and

6. Dates on which users subscribe or terminate their subscriptions.

(4) The request for supply of communication data under paragraph (3) shall be made in writing (hereinafter referred to as a “written request for data supply”), which states a reason for such request, relation with the relevant user and the scope of necessary data: Provided, That where an urgent reason exists that makes a request in writing impossible, such request may be made without resorting to writing, and when such reason disappears, a written request for data supply shall be promptly filed with the telecommunications business operator.

(5) A telecommunications business operator shall, where he has supplied the communication data pursuant to the procedures of paragraphs (3) and (4), keep the ledgers as prescribed by the Enforcement Decree, which contain necessary matters such as the facts of supplies of communication data, and the related data such as the written requests for data supply, etc.

(6) A telecommunications business operator shall report, to the Korea Communications Commission, twice a year the current status, etc. of supplying the communication data, by the methods prescribed by the Enforcement Decree, and the Korea Communications Commission may check whether the content of a report made by a telecommunications business operator is authentic and the management status of related data according to paragraph (5).

(7) A telecommunications business operator shall, by the methods prescribed by the Enforcement Decree, notify the contents entered in the ledgers according to paragraph (5) to the head of a central administrative agency whereto a person requesting supply of communications data according to paragraph (3) belongs: Provided, That in the event that a person who asks for providing the communications data is a court, the relevant telecommunications business operator shall notify the Minister of the Court Administration thereof.

(8) A telecommunications business operator shall establish and operate a setup in full charge of the affairs related to the users’ communication secrets; and the matters concerning the function and composition, etc. of the relevant setup shall be prescribed by the Enforcement Decree.

(9) Matters necessary for the scope of persons holding the decisive power on information request shall be prescribed by the Enforcement Decree.

Article 84 (Notice of Transmitter’s Telephone Number)

(1) The telecommunications business operator may, upon request from the recipient, notify him of the transmitter’s telephone number, etc.: Provided, That this shall not apply to the case where the transmitter expresses his content to refuse the transmission of his telephone number.

<Amended. Mar. 29, 2007>

(2) Notwithstanding the proviso of paragraph (1), the telecommunications business operator may, in any of the following cases notify the recipient of the transmitter’s telephone number

1. in case where the recipient requests according to the requisites and procedures set by the Enforcement Decree in order to protect the recipients from the violent language, intimidations, harassments, etc.

2. Of the special telephone number services, those necessary for national security, crime prevention, disaster response, etc. as specified under the Enforcement Decree of the Act.

(3) No person shall alter the caller’s telephone number or display an erroneous telephone number for profit or for the purpose of inflicting harm on others violent language, intimidations, harassments, etc..

(4) No person shall provide services that enable another to alter the caller’s telephone number or display an erroneous telephone number for profit. Provided, this provision under paragraph (4) shall not apply in the event any justifiable grounds for exception exist (e.g., for public interest or recipient’s convenience).

Article 85 (Restriction and Suspension of Business)

The Korea Communications Commission may order the telecommunications business operators to restrict or suspend the whole or part of telecommunications service under the conditions as prescribed by the Enforcement Decree, when there occurs or is likely to occur a national emergency of war, incident, natural calamity, or that corresponding to them, or when other unavoidable causes exist, and when necessary for securing important communications.

Article 86 (Approval for International Telecommunications Services)

(1) When there exist special provisions in the treaties or agreements on international telecommunications business joined by the Government, those provisions shall govern.

(2) A telecommunications business operator shall, where he intends to conclude international telecommunications business as prescribed by the Enforcement Decree, obtain approval from the Korea Communications Commission fulfilling the requisites prescribed by the Enforcement Decree. The same shall apply to the case where he intends to alter or abolish such agreement or contract.

(3) A telecommunications business operator providing key communications services shall, where he concludes an agreement or a contract with a foreign government or a foreigner with respect to the adjustments of fees following the handling of international telecommunications services, report such to the Korea Communications Commission, provided that the foregoing is not applicable in case the size of telecommunications facilities, paid-in capital, number assignment, etc. satisfy the standards specified under the Enforcement Decree of the Act.

(4) Notwithstanding paragraph (3), when an agreement is to be entered into for the adjustments of fees for international telecommunications through the joint use of telecommunications facilities, approval from the Korea Communications Commission shall be necessary.

(5) Details on the report under paragraph (3) or authorization under paragraph (4) shall be determined and publicly announced by the Korea Communications Commission.

Article 87 (Transboundary Provision of Key Communications Services)

(1) A person, who intends to provide key communications service from abroad into the homeland without establishing a domestic business place (hereinafter referred to as the “transboundary provision of key communications services”), shall conclude a contract on transboundary provision of key communications services with a domestic key communications business operator or a specific communications business operator who provides the same key communications service.

(2) The provisions of Articles 28, 32, 33, 45 through 47, 50 through 55, 83 through 85, 88 and 92 and Article 44-7 of the Act on Promotion of Information and Communications Network Utilization and Information Protection, etc. shall apply mutatis mutandis to the provision of services as determined in a contract by a key communications business operator or a specific communications business operator who has concluded the contract under paragraph (1).

(3) Where a person, who intends to provide a transboundary key communications service under paragraph (1), or a key communications business operator or a specific communications business operator, who has concluded a contract with him, violates the relevant provisions which applies mutatis mutandis under paragraph (2), the Korea Communications Commission may cancel approval under Article 86 (2), or issue an order to suspend a transboundary provision of the whole or part of key communications services as determined in the relevant contract, with fixing a period of not more than one year.

(4) Criteria and procedures for dispositions under paragraph (3) and other necessary matters shall be determined by the Enforcement Decree.

Article 88 (Report, etc. on Statistics)

(1) A telecommunications business operator shall report the statistics on a provision of telecommunications service as prescribed by the Enforcement Decree, such as a current status of facilities by telecommunications service, subscription record, current status of users, and the data related to telephone traffic required for the imposition and collection of fees, to the Korea Communications Commission under the conditions as determined by the Enforcement Decree, and keep the related data available.

(2) A key communications business operator and stockholders thereof, or the specific communications business operator and stockholders thereof shall submit the related data necessary for a verification of the facts of Article 8, pursuant to the provisions of the Enforcement Decree.

(3) The Korea Communications Commission may, in order to verify the facts under paragraph (2), or to examine the genuineness of the data submitted, request the administrative agencies and other related agencies to examine the data submitted or to submit the related data. In this case, the agencies in receipt of such request shall accede thereto unless there exist any justifiable reasons.

Article 89 (Hearing)

The Korea Communications Commission shall, in case where he intends to make a disposition falling under any of the following subparagraphs, hold a hearing:

1. Cancellation, in whole or part, of license for a key communications business operator under Article 20 (1);

2. Cancellation, in whole or part, of registration of a specific communications business under Article 27 (1);

3. Closedown, in whole or part, of a value-added communications business under Article 27 (2); and

3. Cancellation of approval under Article 87 (3).

Article 90 (Imposition, etc. of Penalty Surcharge)

(1) The Korea Communications Commission may impose a penalty surcharge equivalent to the amount of not more than 3/100 of the sales amount that is calculated under the conditions as prescribed by the Enforcement Decree in lieu of the relevant business suspension, in case where he has to order a business suspension to a telecommunications business operator who falls under subparagraphs of Article 20 (1) or subparagraphs of Article 27 (1) and (2), or a suspension of relevant business is likely to cause substantial inconveniences to the users, etc. of relevant business or to harm other public interests. If the telecommunications business operator refuses to submit the data used for calculation of turnover or submits erroneous data, an estimate of the turnover can be assessed based on the financial statement of those who provide similar services in the same industry (accounting documents, number of subscribers, usage fee and business operation status): Provided, That in the event that the sales amount is nonexistent or difficult to calculate the sales amount, as prescribed by the Enforcement Decree, the Minister of Information and Communication may impose a penalty surcharge not exceeding 1 billion won.

(2) When the Korea Communications Commission orders cessation of use in regard to proprietary telecommunications facilities under Article 67(2), it may replace such order with a fine not exceeding 1 billion won if such order causes significant inconvenience to users of telecommunication services provided with the use of the relevant proprietary telecommunications facilities or other public harm is expected.

(3) Specific standards for the imposition of penalty surcharge under paragraph (1) and (2) shall be determined by the Enforcement Decree.

(4) Article 52(5) through (7) shall apply in regard to penalty surcharge, demand for payment and return surcharge.

Article 91 (Extension of Time Limit of Payment of Penalty Surcharge and Payment in Installments)

(1) Where a penalty surcharge to be paid by a telecommunications business operator under Articles 53 and Article 90 exceeds the amount as prescribed by the Enforcement Decree, and where deemed that a person liable for a payment of penalty surcharge finds it difficult to pay it in a lump sum due to the reasons falling under any one of the following subparagraphs, the Korea Communications Commission may either extend the time limit of payment, or have him pay it in installments. In this case, the Korea Communications Commission may, if deemed necessary, have him put up a security therefor :

1. Where he suffers a severe loss of property due to natural disasters or fire;

2. Where his business faces a serious crisis due to an aggravation of his business environments; and

3. Where it is expected that he will be in great financial difficulty if he pays the penalty surcharge in a lump sum.

(2) Matters necessary for an extension of the deadline for payment of a penalty surcharge, the payment in installments and the laying of a security shall be prescribed by the Enforcement Decree.

Article 92 (Correction Orders, etc.)

(1) The Korea Communications Commission shall issue correction orders in case where a telecommunications business operator falls under any of the following subparagraphs:

1. Where it violates Articles 3, 4, 6, 9 through 11, 14 through 24, 26 through 28, 30 through 44, 47 through 49, 51, 56 through 62, 64 through 67, 69, 73 through 75, 79 or 82 through 88 or any order thereunder;

2. Where the procedures for business performances of telecommunications business operator are deemed to inflict significant harms on the users’ interests; and

3. Where he fails to take swift measures necessary for removing obstructions such as repairs, etc. when impediments have occurred to the supply of telecommunications services.

(2) The Korea Communications Commission may order a telecommunications business operator to conduct the matters of the following subparagraphs, when necessary for development of telecommunications:

1. Integrated operation and management of telecommunications facilities, etc.;

2. Expansion of communications facilities for the enhancement of social welfare;

3. Construction and management of communications networks for important communications to achieve efficient performance of State’s functions; and

4. Other matters as prescribed by the Enforcement Decree.

(3) The Korea Communications Commission may order the persons falling under any of the following subparagraphs to take measures, such as the suspension of acts to provide telecommunications service or the removal of telecommunications facilities, etc.:

1. Persons who operate a key communications business without obtaining a permit under Article 6 (1);

2. Persons who operate a specific communications business without making a registration under Article 21 (1); and

3. Persons who operate a value-added communications business without making a report under Article 22 (1).

Article 68 (Delegation and Entrustment of Authority)

The authority of the Korea Communications Commission under this Act may be delegated and entrusted in part to the head of the affiliated agencies under the conditions as prescribed by the Enforcement Decree.

CHAPTER VII PENAL PROVISIONS

Article 94 (Penal Provisions)

A person falling under any of the following subparagraphs shall be punished by imprisonment for not more than five years or by a fine not exceeding 200 million won:

1. A person who runs a key communications business without obtaining a license under Article 6 (1);

2.	A person who has operated key communications services in violation of partial cancellation of license under Article 20(1);

3. A person who obstructs the flow of telecommunications by impeding a function of telecommunications facilities by means of damaging telecommunications facilities, or having the objects contacted thereon and other methods, in violation of Article 79 (1);

4. A person who divulges other’s secrets with respect to communications which have been known to him while in office, in violation of Article 83 (2); and

5. A person who supplies communication data, and person who receives such supply, in violation of Article 83 (3).

Article 95 (Penal Provisions)

A person falling under any of the following subparagraphs shall be punished by imprisonment for not more than three years or by a fine not exceeding 150 million won: <Amended on May 19, 2011> <Enforced on November 20, 2011>

1. A person who refuses a provision of telecommunications service without any justifiable reasons, in violation of Article 3 (1);

2. A person who violates a disposition taken to suspend his business under Article 20 (1);

3.	A person who operates a specific communications business without making a registration under Article 21 (1);

3-2 A person who operated a value-added telecommunications business without making a registration under Article 22 (2);

4. A person who has operated specific communications services in violation of partial cancellation of license under Article 27(1);

5. A person who fails to implement an order under Article 52 (2);

6. A person who obstructs the measurement of line tracks, etc. and the installation and preservation activities of telecommunications facilities under Article 73 (2); and

7. A person who encroaches upon or divulges a secret of communications handled by telecommunications business operator, in violation of Article 83 (1).

Article 96 (Penal Provisions)

A person falling under any of the following subparagraphs shall be punished by imprisonment for not more than two years or by a fine not exceeding 100 million won:

1. A person who fails to obtain a modified license under Article 16;

2. A person who fails to obtain approval under Articles 17 (1) and 42 (4);

3. A person who fails to obtain an authorization under the text of Article 18 (1) other than sub-paragraphs or approval according to Article 19 (1);

4. A person who violates Article 18 (9) by unifying communication networks, appointing officers, executing any other activities such as transferring, consolidating, enforcing a facilities sales contract or taking follow-up measures relating to establishment of a company before receiving a license ;

5. A person who violates user protection measures ordered under Article 19(2);

6. A person who runs the value-added communications business without making a report under Article 22(1);

7. A person who violates a disposition taken to suspend his business under Article 27(1);

8.	A person who fails to execute the order given to discontinue his business under Article 27 (2);

9. A person who fails to subscribe for a guarantee insurance in violation of Article 32(3);

10. A person who discloses, uses or provides the information, in violation of the text of Article 43 (1) or paragraph (2) of the same Article;

11. A person who fails to implement the partial restriction or cessation measure ordered pursuant to Article 85; and

12. A person who fails to obtain approval, approval for alteration, or approval for abolition, under Article 86 (2) or (4).

Article 97 (Penal Provisions)

A person falling under any of the following subparagraphs shall be punished by imprisonment for not more than one year or by a fine not exceeding 50 million won:

1. A person who fails to execute the order given under Articles 10(5), 18 (8) or 12 (2) (including a case where the provisions are applied mutatis mutandis under Article 4 (4) of the Addenda of the Telecommunications Business Act amended by Act No. 5385) or Article 13(9);

2. A person who fails to make a report under provisos of Article 18 (1) other than sub-paragraphs;

3. A person who fails to make a modified registration or a modified report under Article 23;

4. A person who fails to make a report under Article 24;

5. A person who violates a disposition taken to suspend his business under Article 27 (2);

6. A person who provides telecommunications service without making a report or modification report under Article 28(1) and the proviso of (2) or receiving an authorization or modification approval under paragraph (2) of the same Article; and

7. A person who intermediates other person’s communication or furnishes for use by other person, by making use of telecommunications services rendered by the telecommunications business operator, in contravention of the provisions of the text of Article 30 other than subparagraphs.

Article 98 (Penal Provisions)

A person falling under any of the following subparagraphs shall be punished by imprisonment for not more than one year or by a fine not exceeding 10 million won:

1. A person who installs or modifies significant telecommunications facilities without making a report under the main text of Article 62(1) or has installed telecommunications facilities without obtaining approval under the proviso of the same Article

2. A person who installs proprietary telecommunications facilities without making a report or modification report under Article 64(1)

3. A person who interconnects other’s communication through proprietary telecommunication facilities or uses it outside its purpose in violation of Article 65(1)

4. A person who violates an order under Article 66(1) to handle telecommunication services or other communication services or connect the pertinent facilities to other telecommunications facilities

5. A person violates a usage cessation order under Article 67(2) or an order under paragraph (3) of the same article

6. A person violates an order for removal of telecommunications facilities or other corrective measures under Article 82(2)

Article 99 (Penal Provisions)

A person who commits any of the prohibited acts under Article 50(1) (excluding providing telecommunications services not in accordance with the standard usage terms and conditions under Article 50(1)5) shall be punished by a fine not exceeding 300 million won.

Article 100 (Penal Provisions)

A person falling under any one of the following subparagraphs shall be punished by a fine not exceeding 50 million won:

1. A person who deceives another for profit or alters his telephone number or displays a fraudulent telephone number for the purpose of inflicting harm through violent language, intimidations, harassment, etc. in contravention of Article 84 (3); and

2. A person who provides services that enable another to alter the caller’s telephone number or display an erroneous telephone number for profit in violation of Article 84 (4).

Article 101 (Penal Provisions)

A person who stains the telecommunications facilities or damages the measurement marks of the telecommunications facilities, in violation of Article 79 (2) shall be punished by a fine not exceeding one million won.

Article 102 (Attempted Criminal)

An attempted criminal under subparagraphs 3 and 4 of Article 94 and subparagraph 7 of Article 95 shall be punished.

Article 103 (Joint Penal Provisions)

When a representative of a juristic person or an agent, an employee or any other employed person of the juristic person or individual commits violation under Articles 94 through 100 in connection with the business of such juristic person or individual, then a fine under the related Article shall be imposed on the juristic person or individual, in addition to the punishment of the violator except in cases where such juristic person or individual has not been lax in exercising due care and supervision in regard to the relevant business to prevent such violation. <This Article Wholly Amended by Act No. 9702, May. 21, 2009>

Article 104 (Fine for Negligence)

(1) A person who falls under any one of the following subparagraphs shall be punished by a fine for negligence not exceeding 30 million won:

1. A person who refuses or impedes a temporary use of private telecommunications facilities or lands under Article 73 (2), without justifiable reasons;

2. A person who refuses or impedes an entry to the land, etc. under Article 74 (2), without justifiable reasons;

3. A person who refuses the moving, alteration, repair and other measures on the obstacles, etc. under Article 75 (1), or the request for removal of the plants under Article 75 (2), without justifiable reasons;

(2) A person who fails to apply for approval in regard to execution of an agreement in violation of Article 44(2) shall be punished by a fine not exceeding 20 million won.

(3) A person falling under any of the following shall be punished by a fine not exceeding 15 million won:

1. A person who fails to report in regard to execution of an agreement in violation of Article 44(1)

2. A person who fails to make a report under the main text of Article 86(3)

(4) A person who falls under any one of the following subparagraphs shall be punished by a fine for negligence not exceeding ten million won:

1. A person who fails to make a report as referred to in Article 10 (2) or to comply with a request for providing the data or an order to attend as referred to in Article 11 (3) or (4);

2. A person who, in violation of Article 19 (1), fails to notify the user 60 days prior to the expected date of termination;

3. A person who fails to make a report under Article 26;

4. A person who violates the obligation concerning the protection of users under Article 32 (1);

5. A person who fails to carry out request for information under Article 35(5) or submits false information

6. A person who fails to make a public announcement of the technical standards, and the standards for use and provision, or the standards for a creation of fair competitive environments, in violation of Article 42 (4);

7. A person who fails to observe the publicly announced matters under Article 48(2), in violation of Article 48 (3);

8. A person who refuses, avoids or hampers an order for submission, or an investigation, of the data or articles according to Article 51 (2);

9. A person who refuses, avoids, or intervenes with the order to submit information or object under Article 51 (5), or the temporary custody of the information or object submitted under the same Article;

10. A person who fails to execute orders given to furnish related data under the provisions of Article 56 (3);

11. A person who has used proprietary telecommunications facilities without receiving confirmation under Article 62(1)

12. A person who refuses or interferes with inspection under Article 82(1)

13. A person who fails to report under Article 82(2) or makes a false report

14.A person who fails to keep related data or makes false entries in such data, in contravention of the provisions of Article 54 (5);

15. A person who does not report the contents in the ledgers, including provision of telecommunications data, to the head of central administrative agency in violation Article 83(7)

16. A person who fails to make reports or submit the data under Article 88, or falsely do such acts; and

17. A person who fails to follow correction orders, etc., under Article 92.

(5) The fine for negligence under paragraph (1) through (4) shall be imposed and collected by the Korea Communications Commission, under the conditions as prescribed by the Enforcement Decree.

ADDENDUM <Act No. 10166, Mar. 22, 2011>

Article 1 (Enforcement Date) This Act shall be effective 6 months after the date of its announcement.

Article 2 (Effective Term) Amended Articles 38(2) through (4) shall be effective for 3 years from the enforcement date of this Act.

Article 3 (Survival) The previous addenda shall be effective even after this Act comes into effect.

Article 4 (Grandfathering Clause for Licensed Key Communications Business Operator) Key communications business operators who are licensed to provide key communications services under the previous regulation at the time this Act comes into effect shall be deemed as key communications business operator licensed under amended Article 6 to carry out key communications services under Article 5(2)

Article 5 (Grandfathering Clause for Guarantee Insurance) A specific communications business operator licensed under the previous regulation that has subscribed for a guarantee insurance for the services to be provided after receiving service charges in advance shall be deemed to have subscribed for a guarantee insurance under amended Article 32(3).

Article 6 (Grandfathering Clause for Penalty, Etc.) When a penalty or fine is to be imposed for violation before the time this Act comes into effect shall be subject to the previous regulation, provided, however, that if this Act is more lenient for the violator, this Act shall be applicable.

Article 7 (Amendments to Other Laws)

(1) The Monopoly Regulation and Fair Trade Act shall be partially amended as follows

Article 12(2)1(1) shall be deleted.

(2) The Broadcasting Act shall be partially amended as follows.

:Article 21 of the Telecommunications Business Act” in Article 9(5) shall be “Article 22 of the Telecommunications Business Act.

In Article 79(3), “under the Framework Act on Telecommunications” shall be” under the Telecommunications Business Act”

(3) The Act on the Protection, Use, etc. of Location Information shall be partially amended as follows.

In Article 2(1), “under Article 2(2) and (3) of the Framework Act on Telecommunications” shall be “under Article 2(2) and (3) of the Telecommunications Business Act”.

(4) –The Internet Multimedia Broadcast Services Act shall be partially amended as follows.

In Article 2(2), “the Framework Act on Telecommunications” shall be” Telecommunications Business Act.

In the main text of Article 6(2), “Article 34(3)1” shall be “Article 39(3)1” and in Article 18(1), “Article 21” shall be “Article 22”.

(5) The Framework Act on Telecommunications shall be partially amended as follows.

Section 3 Part 1 (Articles 16 through 18), Part 2 (Articles 20 through 24), Part 4 (Articles 30-2, 30-3, 31 and 32) and Part 5 (Articles 40-2, 40-3 and 43) shall be deleted.

Article 49(1) through (5) shall be deleted.

Article 53(1)1 shall be deleted.

(6) The Act on Radio Wave shall be partially amended as follows.

In Article 10(1)1, “Article 4(2)” shall be “Article 5(2)”, in Article 13(2), “Article 5-2” shall be “Article 7” and in Article 15(2)1(2), “Article 15” shall be “Article 20”,

In the first part of Article 19(2), “A person seeking to set up a wireless station designed for receiving telecommunications services under Article 2(7) of the Framework Act on Telecommunications, as specified under the Enforcement Decree of such Act in regard to the telecommunications services” shall be” A person seeking to set up a wireless station designed for receiving telecommunications services under Article 2(6) of the Telecommunications Business Act, as specified under the Enforcement Decree of such Act in regard to the telecommunications services”.

In the main text of Article 79(2), “Articles 33-3, 39 through 41, 44, 45, 47, 51, 70(6) and 73(2) and (3) of the Telecommunications Business Act” shall be “Articles 45, 72 through 74, 76 through 78, 80, 95(6) and 104(1)1 and 2 of the Telecommunications Business Act”.

(7) The Act on Promotion of Information and Communications Network Utilization and Information Protection, etc. shall be partially amended as follows.

In Article 2(1)1, “the Framework Act on Telecommunications” shall be “the Telecommunications Business Act”, in paragraph (2) of the same Article, “Article 2(7) of the Telecommunications Business Act” shall be “Article 2(6) of the Telecommunications Business Act” and in paragraph (3) of the same paragraph, “Article 2(1)1 of the Telecommunications Business Act” shall be “Article 2(8) of the Telecommunications Business Act”.

In Article 46-3(1)1, “Article 2(1)1 of the Telecommunications Business Act” shall be “Article 2(8) of the Telecommunications Business Act”.

In Article 53(3), “Article 21” shall be “Article 22”, in the earlier text of paragraph (4) of the same Article, “Articles 22 and 25 through 27” shall be “Articles 23 through 26” and in the later text of the same, “in this case, a person who has registered for specific communications business under Article 19 and” shall be” in this case”.

(8) The E-Government Act shall be partially amended as follows:

In Article 51(2), “under Article 7 of the Framework Act on Telecommunications “ shall be “Article 6 of the Telecommunications Business Act”.

(9) The Act on Promotion of Telecommunications Industry shall be partially amended as follows:

In Article 43(1)1, “under Article 5 of the Telecommunications Business Act” shall be “under Article 6 of the Telecommunications Business Act and in paragraph 2 of the same, “Article 19 of the Telecommunications Business Act” shall be “Article 21 of the Telecommunications Business Act”.

Article 8 (Grandfathering Clause for Amendment of Other Law) If there is any penalty or fine to be imposed for a violation under the previous Framework Act on Telecommunications (the version before being amended by Article 7(5) of the Addendum) before this Act comes into effect, such imposition shall be made in accordance with the previous Framework Act on Telecommunications.

Article 9 (Relationship with Other Laws) References to the previous Framework Act on Telecommunications and the previous Telecommunications Business Act at the time this Act comes into effect shall be deemed to be references to this Act or relevant provisions if there are relevant provisions in this Act.

Addenda <Act No. 10656, May 19, 2011>

(1) (Enforcement Date) This Act shall take effect after six (6) months from the date of its announcement.

(2) (Transitional Measures for Registration of a Value-added Telecommunications Business) A person who operated a value-added telecommunications business under the previous Act at the time of enforcement of this Act as amended and who has the obligation to make a registration thereof in accordance with the amended provision of Article 22 (2) shall perform such obligation within six (6) months from the enforcement date of this Act.